Exhibit 99.1

PART I

Item 1.  Business

Bel Fuse Inc. designs, manufactures, and markets critical electronic components, systems and solutions for customers in aerospace, defense, industrial, and data-driven markets. Understanding that our customers face increasingly complex technical challenges, Bel delivers a comprehensive portfolio of solutions including power systems, high-reliability connectors and cable assemblies, circuit protection, and networking products that enable Original Equipment Manufacturers (OEMs) to bring their innovations to market. Bel partners closely with customers to deliver both customized and standard solutions tailored to their specific applications and performance requirements. With manufacturing facilities and technical support teams worldwide, Bel serves as a strategic partner to customers who require proven reliability in demanding end markets.

With more than 75 years in operation, Bel has reliably demonstrated the ability to participate in a variety of product areas across a global platform. The Company has a strong track record of technical innovation working with the engineering teams of market leaders. Bel has proven itself a valuable supplier to world-class companies by developing new products with cost effective solutions.

The Company was incorporated in 1949 and is organized under New Jersey law. Bel's principal executive offices are located at 300 Executive Drive, Suite 300, West Orange, New Jersey 07052, and Bel's telephone number is (201) 432-0463. The Company operates facilities in North America, Europe and the Middle East (referred to as the "EMEA" region throughout), and Asia and trades on the NASDAQ Global Select Market (ticker symbols BELFA and BELFB). For information regarding Bel's operating segments, see Note 14, "Segments", of the notes to our consolidated financial statements. Hereinafter, all references to "Note" will refer to the notes to our consolidated financial statements included in Part II, Item 8. "Financial Statements and Supplementary Data" of this Exhibit 99.1.

Acquisitions have played a critical role in the growth of Bel and the expansion of both our product portfolio and our customer base and continue to be an important element in our growth strategy. We frequently evaluate possible acquisition candidates that would expand our product and technology offerings to our customers and/or optimize our overall cost structure.

On November 14, 2024, the Company closed on the acquisition of its majority 80% stake in Enercon Technologies, Ltd. (“Enercon”) pursuant to the terms of the Share Purchase Agreement, dated as of September 19, 2024 (the “Purchase Agreement”), by and among the Company, Enercon, and FF3 Holdings, L.P., for itself and as Sellers’ Representative (“FF3”), and each of the other seller parties signatory thereto (collectively with FF3, the “Sellers”). Enercon is a leading supplier of highly customized power conversion and networking solutions to aerospace and defense markets globally, providing robust and reliable solutions across air, land and sea applications. Enercon is based in Netanya, Israel with additional facilities in New Hampshire, U.S. and Haryana, India. The Enercon business is part of Bel’s Aerospace, Defense & Rugged Solutions group. At the closing, Bel paid an aggregate of approximately $325.6 million in cash in respect of the cash purchase price (after giving effect to estimated adjustments taken at closing including for Enercon’s cash, indebtedness, net working capital and unpaid transaction costs, and subject to further adjustment post-closing). Bel funded the closing of the transaction through cash on hand of approximately $85.6 million and with approximately $240 million provided through incremental borrowings under the Company’s revolving credit facility. Pursuant to the transaction documents, Bel may acquire the remaining 20% stake in Enercon and has the current intention to so purchase such remaining interest by early 2027 in accordance with the terms and subject to the conditions of a shareholders’ agreement, which was also entered into on November 14, 2024. See Note 3, “Acquisition” for further details about the Enercon acquisition.

On February 1, 2023, Bel closed on an €8.0 million (approximately $8.8 million as of the February 2023 closing) noncontrolling (one-third) investment in innolectric AG ("innolectric"), a Germany-based business in the field of on-board charging for eMobility applications. This passive investment was intended to create a strategic alliance that is focused on Electric Vehicles (“EV”) on-board power electronics, and in particular next generation fast-charging technology. The innolectric investment has been part of Bel's Industrial Technology & Data Solutions group. See Note 2, “Investment and Impairment in Innolectric” for further information on the current status of the Company’s investment in innolectric.

On March 31, 2021, the Company completed the acquisition of EOS Power ("EOS") through a stock purchase agreement for $7.8 million, net of cash acquired, including a working capital adjustment. EOS, located in Mumbai, India, enhanced Bel's position related to certain industrial and medical markets historically served by EOS, with a strong line of high-power density and low-profile products with high convection ratings. In addition to new products and customers acquired, this acquisition diversified Bel's manufacturing footprint in Asia. The EOS business is part of Bel's Industrial Technology & Data Solutions group.

On January 8, 2021, the Company acquired rms Connectors, Inc. (“rms Connectors” or "rms"), from rms Company Inc., a division of Cretex Companies, Inc., for $9.0 million in cash, including a working capital adjustment. rms Connectors is a highly regarded connector manufacturer with over 30 years of experience producing harsh environment circular connectors used in a variety of military and aerospace applications. This acquisition complemented Bel's existing military and aerospace product portfolio and enabled us to expand key customer relationships within these end markets and leverage the combined manufacturing resources to improve our operational efficiency. Originally based in Coon Rapids, Minnesota, the rms Connectors business was relocated into Bel's existing facilities during 2021 and is part of Bel's Aerospace, Defense & Rugged Solutions group.

During the first quarter of 2026, Bel Fuse Inc. (the “Company”) implemented a change in its internal organizational and reporting structure to better align management reporting with customer end markets. As a result, effective March 31, 2026, the Company updated the reportable segment view used by the Company’s Chief Operating Decision Maker (“CODM”), the chief executive officer, to assess performance and allocate resources. The CODM has not changed.

Following this change, the Company has two reportable segments: (i) Aerospace, Defense & Rugged Solutions and (ii) Industrial Technology & Data Solutions. Prior period segment information has been recast to conform to the current period presentation. Accordingly, prior-year segment amounts have been recast for comparability to conform to the current period presentation.

The segment information in this Form 8-K has been recast to conform to the way we internally manage and monitor our business during fiscal year 2026. These changes primarily impacted Note 4 – “Revenue”, Note 5 – “Goodwill and Other Intangible Assets”, and Note 14 – “Segments”.

The Aerospace, Defense & Rugged Solutions segment primarily includes the Company’s legacy Connectivity Solutions business and Enercon operations. The Industrial Technology & Data Solutions segment primarily includes the Company’s legacy Power Solutions and Protection and Magnetic Solutions operations. These segment descriptions reflect how results are reviewed by the CODM.

Products

The Company primarily generates revenue through the sale of its products. Bel offers a broad array of product offerings, which are grouped as follows: Aerospace, Defense & Rugged Solutions (55% of net sales in 2025), and Industrial Technology & Data Solutions (45% of net sales in 2025). While there are key customers and end markets within each of the two reportable segments, there were no direct customers who accounted for more than 10% of our consolidated net sales in 2025. Our diverse product mix and customer base minimizes our dependence on any one customer or end market.

Aerospace, Defense & Rugged Solutions

Bel offers a comprehensive line of customized power supplies, networking solutions, and high speed and harsh environment copper and optical fiber connectors and integrated assemblies, which are utilized in a wide range of applications across multiple industries including commercial aerospace, military communications, defense, network infrastructure, structured building cabling and several industrial applications.

	Product Line	Function	Applications	Brands Sold Under
Aerospace, Defense & Rugged Solutions	Expanded Beam Fiber Optic Connectors, Cable Assemblies and Active Optical Devices (transceivers and media converters)	Harsh-environment, high-reliability, flight-grade optical connectivity for high-speed communications.	Military/aerospace, space, oil and gas well monitoring and exploration, broadcast, communications, RADAR.	Stratos®, Fibreco®
	Copper-based Connectors / Cable Assemblies-FQIS	Harsh-environment, high-reliability connectivity and fuel quantity monitoring (FQIS).	Avionics, smart munitions, communications, radar and various industrial equipment.	Cinch®
	RF Connectors, Cable Assemblies, Microwave Devices and Low Loss Cable	Connectors and cable assemblies designed to provide connectivity within radio frequency (RF) applications.	Military/aerospace, space, test and measurement, internet-of-things (IoT), 5G high-frequency and wireless communications.	Johnson, Trompeter, Midwest MicrowaveTM, Semflex®
	Ethernet, I/O, Industrial and Power Connectivity	RJ45, RJ11, M12, IP67 and USB connectivity for data/voice/video transmission.	Applications including routers, hubs, switches, peripheral device connectivity and patch panels; and emerging IoT applications.	Stewart Connector
	Military, Aerospace and Defense Products	Customized Power and Networking solutions designed to meet harsh environment standards.	Military, Aerospace and Defense applications including air, ground, sea, space and soldier.	Enercon, MilPower

Industrial Technology & Data Solutions

Bel's Industrial Technology & Data Solutions products are primarily comprised of power supplies, circuit protection products, integrated connector modules (ICMs), power inductors and transformers which are primarily used in the Networking, Transportation, Consumer, Medical and Industrial markets. Bel's power conversion products include internal and external AC/DC power supplies, DC/DC converters and DC/AC inverters. Bel circuit protection products include a board offering of surface mount and through-hole level fuses as well as Polymeric PTC (Positive Temperature Coefficient) devices. The Company's ICM products integrate RJ45 connectors with discrete magnetic components to provide better performance and a more robust device that allows customers to substantially reduce board space and optimize performance. Power Transformers include standard and custom designs for use in a wide array of applications, including industrial instrumentation, alarm and security systems, motion control, elevators, and medical products.

	Product Line	Function	Applications	Brands Sold Under
Industrial Technology & Data Solutions	Front-End Power Supplies	Provides the primary point of isolation between AC main line (input) and the low-voltage DC output that is used to power all electronics downstream.	Servers, telecommunication, network and data storage equipment.	Bel Power Solutions & Protection
	Board-Mount Power Products	These are designed to be mounted on a circuit board. These converters take input voltage and provide localized on-board power to low-voltage electronics.	Telecommunication, networking and a broad range of industrial applications.	Bel Power Solutions & Protection, MelcherTM, CUI
	Industrial and Transportation Power Products	Designed to be used in industrial equipment or on-board and off-board transportation applications for powering various AC and DC electronics, battery charging and power management.	Rail, transportation, automation, test and measurement, medical and eMobility applications.	Bel Power Solutions & Protection, MelcherTM, CUI, EOS
	External Power Products	Standard and customizable desktop and wall plug adapters that convert AC main input voltages to a variety of DC output voltages.	Consumer and industrial devices and equipment.	CUI, EOS
	Circuit Protection	Protects devices by preventing current in an electrical circuit from exceeding acceptable levels.	Consumer electronics, power supplies, electric vehicles, EV chargers, battery charging and lighting.	Bel Power Solutions & Protection
	Integrated Connector Modules (ICMs)	Condition, filter, and isolate the electronic signal to ensure accurate data/voice/video transmission and provide RJ45 and USB connectivity.	Network switches, routers, hubs, and PCs used in multi-speed Gigabit Ethernet, Power over Ethernet (PoE), PoE Plus and home networking applications.	Bel, TRP Connector ®, MagJack ®
	Power Transformers	Safety isolation and distribution.	Power supplies, alarm, fire detection, and security systems, HVAC, lighting and medical equipment. Class 2, three phase, chassis mount, and PC mount designs available.	Signal
	SMD Power Inductors & SMPS Transformers	A passive component that stores energy in a magnetic field. Widely used in analog electronic circuitry.	Switchmode power supplies, DC/DC converters, LED lighting, automotive and consumer electronics.	Signal
	Discrete Components-Ethernet	Condition, filter, and isolate the electronic signals to ensure high speed Ethernet data transmission.	Network switches, routers, hubs, and PCs used in multi-speed Gigabit Ethernet and Power over Ethernet (PoE).	Bel

Sales and Marketing

We sell our products to customers throughout North America, Europe and Asia. Sales are made through one of three channels: strategic account managers or in some cases, regional sales managers, working directly with our customers; regional sales managers working with independent sales representative organizations; or authorized distributors. Bel's strategic account managers are assigned to handle major accounts requiring global coordination.

Independent sales representatives and authorized distributors are overseen by the Company's sales management personnel located throughout the world. As of December 31, 2025, we had a sales and support staff of approximately 212 people that supported a network of sales representative organizations and non-exclusive distributors. We have written agreements with all our sales representative organizations and most of our major distributors. These written agreements, terminable on short notice by either party, are standard in the industry.

Sales support functions have also been established and located in our international facilities to provide timely, efficient support for customers. This supplemental level of service, in addition to first-line sales support, enables us to be more responsive to customers' needs on a global level. Our marketing capabilities include product management which drives new product development, application engineering for technical support and marketing communications.

Market Factors

Competition

We operate in a variety of markets, all of which are highly competitive. There are numerous independent companies and divisions of major companies that manufacture products that are competitive with one or more of our products.

Our ability to compete is dependent upon several factors including product performance, quality, reliability, depth of product line, customer service, technological innovation, design, delivery time and price. Overall financial stability and global presence also give us a favorable position in relation to some of our competitors. Management intends to maintain a strong competitive posture in the markets we serve by continued expansion of our product lines and ongoing investment in research, development and manufacturing resources.

Trends in Market Demand

Product orders, or bookings, received during 2025 amounted to $732.9 million, a 75.8% increase from 2024. By reporting segment group, orders received for our Aerospace, Defense & Rugged Solutions group amounted to $406.9 million in 2025, a 80.5% increase from 2024, largely due to increased demand from our aerospace and defense customers. Orders received for our Industrial Technology & Data Solutions group were $326.0 million in 2025, 70.3% higher than in 2024, primarily as a result of increased demand from our networking customers.

Backlog of Orders

We typically manufacture products against firm orders and projected usage by customers. Cancellation and return arrangements are either negotiated by us on a transactional basis or contractually determined. We estimate the value of the backlog of orders as of January 31, 2026 to be approximately $452.2 million as compared with a backlog of $388.1 million as of January 31, 2025. Management estimates that approximately 80%-85% of the Company's backlog as of January 31, 2026 will be shipped by December 31, 2026. Factors that could cause the Company to fail to ship all such orders by year-end include unanticipated supply difficulties, changes in customer demand and new customer designs. Due to these factors, backlog may not be a reliable indicator of the timing of future sales.

Research and Development ("R&D")

Our engineering groups are strategically located around the world to facilitate communication with and access to customers' engineering personnel. This collaborative approach enables partnerships with customers for technical development efforts. The global capabilities and collaborative approach allow Bel to develop leading edge technological products that support highly complex and evolving markets such as defense, commercial aerospace, eMobility, cloud computing, and others. On occasion, we execute non-disclosure agreements with customers to help develop proprietary, next generation products intended for rapid deployment. We also sponsor membership in technical organizations that allow our engineers to participate in developing standards for emerging technologies. It is management's opinion that this participation is critical in establishing credibility and a reputable level of expertise in the marketplace, as well as positioning the Company as an industry leader in new product development.

R&D costs are expensed as incurred. Generally, R&D is performed internally for the benefit of the Company. R&D costs include salaries, building maintenance and utilities, rents, materials, administrative costs and miscellaneous other items.

Resources

Raw Materials and Sourcing

We have multiple suppliers for most of the raw materials that we purchase. Where possible, we have contractual agreements with suppliers to assure a continuing supply of critical components.

With respect to those items which are purchased from single sources, we believe that comparable items would be available in the event that there was a termination of our existing business relationship with any such supplier. While such a termination could produce a disruption in production, we believe that the termination of business with any one of our suppliers would not have a material adverse effect on our long-term operations. Actual experience could differ materially from this belief as a result of a number of factors, including the time required to locate an alternative supplier, and the nature of the demand for our products. Sharp increases in metal commodity prices, particularly Gold (Au), Silver (Ag) and Copper (Cu) over the past few years continue to impact cost structures and supplier pricing. Even though we may have more than one supplier for certain materials, it is possible that these materials may not be available to us in sufficient quantities or at the times desired by us. In the event that economic conditions have a negative impact on the financial condition of our suppliers, this may impact the availability and cost of our raw materials.

Intellectual Property

We have acquired or been granted a number of patents in the U.S., Europe and Asia and have additional patent applications pending relating to our products. Our U.S. design patents have a life of 15 years and our U.S. utility patents have a life of 20 years from filing of patent applications. Our existing patents expire on various dates through July 2041. It is management's opinion that the successful continuation and operation of our business does not depend upon the ownership of patents or the granting of pending patent applications, but upon the innovative skills, technical competence and marketing and managerial abilities of our personnel.

We utilize registered trademarks in the U.S., Europe and Asia to identify various products that we manufacture. The trademarks survive as long as they are in use and the registrations of these trademarks are renewed.

Government Contracts

We must comply with and are affected by laws and regulations relating to the award, administration, and performance of U.S. Government contracts. Government contract laws and regulations affect how we do business with our customers and, in some instances, impose added costs on our business. A violation of specific laws and regulations could result in the imposition of fines and penalties or the termination of our contracts or debarment from bidding on contracts. These fines and penalties could be imposed for failing to follow procurement integrity and bidding rules, employing improper billing practices or otherwise failing to follow cost accounting standards, receiving or paying kickbacks, or filing false claims. We have been, and expect to continue to be, subjected to audits and investigations by government agencies. The failure to comply with the terms of our government contracts could harm our business reputation. It could also result in our progress payments being withheld.

In some instances, these laws and regulations impose terms or rights that are more favorable to the government than those typically available to commercial parties in negotiated transactions. For example, the U.S. Government may terminate any of our government contracts and, in general, subcontracts, at its convenience as well as for default based on performance. Upon termination for convenience of a fixed-price type contract, we normally are entitled to receive the purchase price for delivered items, reimbursement for allowable costs for work-in-process, and an allowance for profit on work actually completed on the contract or adjustment for loss if completion of performance would have resulted in a loss. Upon termination for convenience of a Federal Government cost reimbursement contract, we normally are entitled to reimbursement of allowable costs plus a portion of the fee. Such allowable costs would normally include our cost to terminate agreements with our suppliers and subcontractors. The amount of the fee recovered, if any, is related to the portion of the work accomplished prior to termination and is determined by negotiation.

Seasonality

In the PRC, the availability of labor is cyclical and is significantly affected by the migration of workers in relation to the annual Lunar New Year holiday. Each year following the Lunar New Year holiday, we must assess the worker return rate and whether it is adequate to meet the needs of current demand from our customers. Accordingly, we must continually recruit and train new workers to replace those lost to attrition each year and to address peaks in demand that may occur from time to time. This temporary setback in production has historically resulted in our first quarter sales being the lowest sales quarter of the year. Further, recruiting and training efforts and related inefficiencies, as well as overtime required to meet demand, can add volatility to the costs incurred by the Company for labor in the PRC, primarily during the first quarter of the year.

Government Regulations

The Company is subject to various government regulations in the United States as well as various jurisdictions where it operates. These regulations cover several diverse areas including trade compliance, anti-bribery, anti-corruption, money laundering, and data and privacy protection. Regulatory or government authorities where the Company operates may have enforcement powers that can subject the company to legal penalties or other measures and can impose changes or conditions in the way it conducts business.

Human Capital Resources, Strategy and Management

At Bel, our values guide everything we do. We are committed to the highest standards of ethical and legal conduct and have created an environment where open and honest communication is the expectation, not the exception. Failing to do so puts Bel’s name, reputation for integrity and business at risk. We hold all employees of Bel (our associates) to this standard and offer the same in return. Our code of ethics was created to ensure that our associates, officers, directors, partners, contractors, and suppliers follow our commitment to customer satisfaction in accordance with ethical and legal standards, guided by the basic, unchanging principle of integrity.

Our Human Capital Strategy is built around four areas:

Extraordinary Performance

Our associates are a critical driver of Bel’s global business results. On December 31, 2025, Bel employed approximately 4,964 associates, almost all of which are full-time, across 15 countries, with 32% located within North America. Outside of the United States, our largest employee populations were located within the PRC, Mexico, Slovakia, the Dominican Republic, Israel, India and the United Kingdom. We regularly monitor various key performance indicators around the key human capital priorities of attracting, retaining, and engaging our global talent. In addition, we enable the execution of our strategic priorities by providing all associates with access to training and development opportunities to improve critical skill sets.

Great Associates

Bel is committed to fostering an inclusive environment that respects and encourages individual differences, diversity of thought, and talent. We strive to create a workplace where associates feel that their contributions are welcomed and valued, allowing them to fully utilize their talents while achieving personal satisfaction in their respective roles within Bel.

Across the organization, we invest in our people to learn in a variety of ways - on the job, in the classroom, through self-directed learning, and through leadership programs. We have expanded our learning management system to make new content and training available to our associates. The Company has advanced its leadership development programs and continues to enhance internship and apprenticeship programs to develop new talent.

Health and Safety

Bel offers a variety of programs globally to protect the health and safety of our associates. While we maintain targets for year-over-year reduction of the total recordable incident rate and serious injuries, our goal is always zero.

Culture

In an increasingly competitive global marketplace, Bel succeeds when we attract and retain the best talent in the communities in which we operate, without regard to race, sex, religion, national origin, disability status, veteran status, or any other protected category. We support this commitment by participating in networking and community events and actively recruiting a broad group of qualified candidates.

As a global leader in delivering reliable solutions, Bel has signed a Statement of Support Program declaration to show support for National Guard and Reserve member associates coordinated by the Department of Defense's Employer Support of the Guard and Reserve (ESGR) program. The intent of the program is to increase employer support by encouraging employers to act as advocates for associate participation in the military.

The global human resources team members are strategically placed, primarily in manufacturing facilities, to provide support to all our associates. The mission of human resources is to attract, retain and engage the best people. We create a positive work environment where associates can make a difference.

As a company that has been in business for over 75 years, Bel understands the importance of trust, integrity and accountability of all levels of the organization. Our policies, practices and priorities are continually reviewed to align with the best interests of our associates, shareholders and other stakeholders.

Environmental, Social and Governance (“ESG”) Matters

Bel is committed to creating a better tomorrow by understanding how our actions impact the world around us. We aim to accomplish this by making tangible steps, big and small, to invest in our communities, to seek to minimize environmental impact and to promote alignment of interest among stakeholders. As an organization that thrives on learning and continuous improvement, Bel welcomes and embraces change. Over the last few years, we have worked to drive continuous improvements in these areas. Oversight of Bel’s compliance with government-mandated ESG disclosures and reporting requirements and other internal initiatives starts at the Board level, through its Nominating and ESG Committee. Bel also has an internal ESG Committee whose purpose is to support the Company’s ongoing commitment to ESG matters including environmental stewardship, health and safety, corporate social responsibility, corporate governance, sustainability, and other related issues of significance to the Company. Bel’s internal ESG Committee provides updates to either the Nominating and ESG Committee or to the full Board on a quarterly basis.

Environmental

At Bel, we understand the impact of climate change upon so many aspects of our lives and our future, and we are committed to reducing environmental impact for a more sustainable tomorrow. We consistently look for alternatives and approaches to consider in Bel’s business and strategies at multiple levels, from improving the efficiency ratings of our products and factories to better managing our consumption habits of electricity and water.

Bel has measured the impact of its operations on the environment and has utilized these measurements to establish reduction goals and related initiatives throughout the global organization. Today we have 15 manufacturing facilities of various sizes and five of them are ISO 14001 certified and represent 63% of our manufacturing footprint. These five sites have been measuring their consumption levels of natural gas, electricity and water and have targets in place for reducing consumption and waste and improving recycling efforts. For the rest of our manufacturing sites, we intend to follow an approach comparable to the template laid out with these five as we begin the process of better understanding our impact.

Social

Associates are the cornerstone of our business and key to our success. At Bel, we believe in the need for diversity and inclusion that reflects the communities in which we work and live. Associates are encouraged to bring with them their unique perspectives, opinions and experiences as they work for the betterment of Bel, its customers and the locations in which we operate. Bel recognizes its role in the global community and giving back is a priority. From coaching their local sports team to raising funds for local charities of choice, Bel supports and encourages our associates’ participation in these types of activities.

2025 Charitable Contribution Program:

Bel maintains a Company-wide Charitable Contribution Program to ensure consistency and drive our corporate values across the organization. The social program is also in alignment with our Core Value of Community Engagement and directly reflects the ambitions of our ESG initiative to support the global communities within which we operate. In 2025, the program resulted in contributions of more than $131,000 to 54 local charities across 11 countries. There was a matching program for the organizations selected and associates who donated. In addition, associates volunteered 7,900 hours to support their local communities, an increase from the 6,007 volunteer hours in 2024.

Governance

As a company that has been in business for more than 75 years, Bel understands the importance of trust, integrity and accountability at all levels of the organization. Recent additions to our Board and executive management team have brought greater diversity and new perspectives to Bel. We intend that our policies, practices and priorities will be periodically and continually reviewed as appropriate to better align with the best interests of our shareholders, associates and other stakeholders.

In addition to the Board-level ESG oversight, the Company adheres to Bel’s Corporate Governance Guidelines which are available at https://ir.belfuse.com/corporate-governance. These guidelines, which are designed to enhance the Company’s corporate governance, serve as a framework within which the Board will conduct its business, subject to applicable laws, regulations, listing requirements, and the Company’s organizational documents and Board committee charters.

Available Information

We maintain a website at www.belfuse.com where we make available free of charge the proxy statements, press releases, registration statements and reports on Forms 3, 4, 5, 8-K, 10-K and 10-Q, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act that we (and in the case of Section 16 reports, our insiders) file with the SEC. These forms are made available as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Press releases are also issued via electronic transmission to provide access to our financial and product news, and we provide notification of and access to voice and internet broadcasts of our quarterly and annual results. Our website also includes investor presentations and corporate governance materials. The information contained on our website is not incorporated by reference into this Annual Report on Form 10-K or in any other report or document we file with the SEC.

PART II

Item 7.   Management's Discussion and Analysis of Financial Condition and Results of Operations

The information in this Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A") should be read in conjunction with the Company's consolidated financial statements and the notes related thereto. The discussion of results, causes and trends should not be construed to imply any conclusion that such results, causes or trends will necessarily continue in the future. See "Cautionary Notice Regarding Forward-Looking Information" in the accompanying Current Report on Form 8-K for further information. Also, when we cross reference to a "Note," we are referring to our "Notes to Consolidated Financial Statements," unless the context indicates otherwise. All amounts and percentages are approximate due to rounding.

Overview

Our Company

We design, manufacture and market critical electronic components, systems and solutions for customers in the aerospace, defense, industrial, and data-driven markets. Understanding that our customers face increasingly complex technical challenges, Bel delivers a comprehensive portfolio of solutions including power systems, high-reliability connectors and cable assemblies, circuit protection, and networking products that enable Original Equipment Manufacturers (OEMs) to bring their innovations to market. Bel partners closely with customers to deliver both customized and standard solutions tailored to their specific applications and performance requirements. With manufacturing facilities and technical support teams worldwide, Bel serves as a strategic partner to customers who require proven reliability in demanding end markets.

We operate through two segments. In 2025, 55% of the Company's revenues were derived from our Aerospace, Defense & Rugged Solutions ("ADRS") segment and 45% from our Industrial Technology & Data Solutions ("ITDS") operating segment.

During the first quarter of 2026, Bel Fuse Inc. (the “Company”) implemented a change in its internal organizational and reporting structure to better align management reporting with customer end markets. As a result, effective March 31, 2026, the Company updated the reportable segment view used by the Company’s Chief Operating Decision Maker (“CODM”), the chief executive officer, to assess performance and allocate resources. The CODM has not changed.

Following this change, the Company has two reportable segments: (i) Aerospace, Defense & Rugged Solutions and (ii) Industrial Technology & Data Solutions. Prior period segment information has been recast to conform to the current period presentation. Accordingly, prior-year segment amounts have been recast for comparability to conform to the current period presentation.

The segment information in this Form 8-K has been recast to conform to the way we internally manage and monitor our business during fiscal year 2026. These changes primarily impacted Note 4 – “Revenue”, Note 5 – “Goodwill and Other Intangible Assets”, and Note 14 – “Segments”.

The Aerospace, Defense & Rugged Solutions segment primarily includes the Company’s legacy Connectivity Solutions business and Enercon operations. The Industrial Technology & Data Solutions segment primarily includes the Company’s legacy Power Solutions and Protection and Magnetic Solutions operations. These segment descriptions reflect how results are reviewed by the CODM.

Our operating expenses are driven principally by the cost of labor where the factories that Bel uses are located, the cost of the materials that we use and our ability to effectively and efficiently manage overhead costs. As labor and material costs vary by product line and region, any significant shift in product mix can have an associated impact on our costs of sales. Costs are recorded as incurred for all products manufactured. Such amounts are determined based upon the estimated stage of production and include labor cost and fringes and related allocations of factory overhead. Our products are manufactured at various facilities in the U.S., Mexico, Israel, India, the Dominican Republic, the United Kingdom, Slovakia and the PRC.

We have little visibility into the ordering habits of our customers and we can be subjected to large and unpredictable variations in demand for our products. Accordingly, we must continually recruit and train new workers to replace those lost to attrition and be able to address peaks in demand that may occur from time to time. These recruiting and training efforts and related inefficiencies, and overtime required to meet any increase in demand, can add volatility to the labor costs incurred by us.

Key Factors Affecting our Business

The Company believes the key factors affecting Bel's 2025 and/or future results include the following:

●	Acquisition of Enercon - In November 2024, Bel acquired an 80% stake in Enercon. As a result, we benefited from a full year of Enercon's sales in 2025 within our ADRS segment. Enercon is a leading supplier of highly customized power conversion and networking solutions to aerospace and defense markets globally, providing robust and reliable solutions across air, land and sea applications, and its sales and results of operations may vary depending on government spending on defense. Enercon's sales have been reflected in the accompanying consolidated statements of operations since November 1, 2024 and amounted to $136.6 million during the year ended December 31, 2025 and $20.8 million during the year ended December 31, 2024.

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Backlog – Our backlog of orders totaled $439.1 million at December 31, 2025, representing an increase of $57.5 million, or 15.1%, from December 31, 2024. From 2024 to the 2025 year-end, the backlog within our ADRS segment increased by 16.6%, due to an increase in demand. Our ITDS segment backlog increased by 12.8%, primarily due to increased order volume from our networking customers.

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Product Mix – Material and labor costs vary by product line and any significant shift in product mix between higher- and lower-margin product lines will have a corresponding impact on the Company’s gross margin percentage. In general, our products which serve the ADRS segment have historically had the highest contribution margins due to the harsh environment, high-reliability end applications for these products. Our networking products that serve the ITDS segment have higher input costs and are impacted to a greater extent by changes in material costs and by minimum- and market-based wage increases in the PRC and fluctuations in foreign exchange rates between the U.S. dollar and the Chinese renminbi. Fluctuations in sales volume among our product groups will have a corresponding impact on Bel's profit margins.

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Pricing and Availability of Materials – Pricing for commodities with Gold (Au), Silver (Ag), and Copper (Cu), is increasing as cost of these metals continue to rise to historical highs. Lead-times for certain integrated circuits (ICs) have increased we believe primarily driven by AI and the infrastructure necessary to support this technology. Regulatory changes including but not limited to trade restrictions affecting suppliers in the PRC have previously and could in future disrupt our supply chain, leading to limited access to certain parts and suppliers, increased costs, shortages, or other adverse impacts on our business and operating results. Additionally, tariffs imposed by the U.S. or foreign governments on imports and exports could result in reduced margins or increased prices, potentially decreasing customer demand.

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Global Tariffs – On April 5, 2025, the Trump Administration enacted reciprocal tariffs on U.S. imports from a number of countries in which Bel’s manufacturing sites and/or suppliers are located. To the extent all of these new tariffs were applicable and in force, based on information available and our sales patterns as of February 2025, our most recent estimates indicated that approximately 25% of our consolidated global sales had been subject to these recently-enacted U.S. tariffs. On February 20, 2026, the Supreme Court of the United States issued its decision in Learning Resources, Inc. v. Trump, striking down tariffs previously enacted by the Administration under the International Emergency Economic Powers Act (“IEEPA”) as invalid, and holding that IEEPA does not authorize the President to impose tariffs. However, the full impact and implications of the Court’s decision are not immediately clear amidst the rapidly-evolving regulatory landscape and the arena of international trade, and there remains great uncertainty as to what responses will emerge in light of the Court’s decision, including with respect to tariffs, international trade agreements, and international trade generally; Congress has the authority to codify tariffs in statute, and the Administration could act to impose duties or alternative tariffs under authority delegated by other laws. Imports into the U.S. from Mexico are currently exempt from tariffs as our products fall within the scope of the USMCA as presently in force. While global tariffs did not have a material financial impact on our full year 2025 financial results, we continue to closely monitor the evolving tariff landscape and are assessing possible alternatives aimed at potentially mitigating the impact of tariffs on Bel and our customers. The imposition of tariffs on our U.S. imports could result in reduced demand for our products and/or higher material costs. Our future sales and/or gross margins could be impacted as a result.

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Labor Costs – Labor costs as a percentage of sales were relatively stable from 2025 to 2024, decreasing just slightly to 7.7% of sales in 2025 from 7.8% of sales in 2024. During 2025, minimum wage increases were enacted in Slovakia, the PRC, the Dominican Republic, and Mexico, which increased our annual labor costs by approximately $1.8 million in the aggregate. While the impact of these increases has been partially mitigated by higher consolidated revenues to date, these and any future wage increases are expected to exert upward pressure on labor costs and adversely affect profit margins. Labor costs as a percentage of sales fluctuate based on product mix. Labor costs in the PRC, Mexico, and Israel are primarily denominated in local currencies. Accordingly, significant fluctuations in exchange rates versus the U.S. dollar may materially impact our labor costs. By segment, the ADRS segment is most exposed to fluctuations in the exchange rate of the Israeli shekel and Mexican peso relative to the U.S. dollar and the ITDS segment is most exposed to fluctuations in the exchange rates of the Chinese renminbi relative to the U.S. dollar. In addition to foreign currency exchange rate exposure, our labor costs are subject to government-regulated minimum wage increases in the countries in which we operate.

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Inflationary Pressures – Inflationary pressures could result in higher input costs, including those related to our raw materials, labor, freight, utilities, healthcare and other expenses. Our future operating results will depend, in part, on our continued ability to manage these fluctuations through pricing actions, cost savings initiatives and sourcing decisions.

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Restructuring – In late 2025, we initiated a restructuring initiative within our ITDS segment related to the transition of manufacturing from Bel's Pingguo, PRC facility to an outside subcontractor (the "Pingguo initiative"). In connection with the Pingguo initiative, we incurred $1.6 million of restructuring costs during the year ended December 31, 2025. We will continue to review our operations to optimize our business, which may result in restructuring costs being recognized in future periods.

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Impact of Foreign Currency – During 2025, labor and overhead costs increased by $1.3 million compared to 2024, primarily due to unfavorable foreign exchange movements involving the Israeli shekel, Euro, and Chinese renminbi. These increases were partially offset by favorable fluctuations in the Mexican peso and Indian rupee relative to the prior year period. As further detailed in the section titled "Inflation and Foreign Currency Exchange," the Company recognized a foreign exchange revaluation gain of $10.1 million in 2025. This gain was primarily attributable to fluctuations in spot rates of certain currencies when translating balance sheet accounts at December 31, 2025, compared to December 31, 2024. As a U.S.-domiciled company, Bel translates its foreign currency-denominated financial results into U.S. dollars. Changes in the value of foreign currencies relative to the U.S. dollar, including the revaluation of certain intercompany and third-party transactions, may result in either favorable or unfavorable impacts to our consolidated statements of operations and cash flows. In 2025, the Company experienced unfavorable transactional foreign exchange impacts due to the appreciation of the Israeli shekel, Euro, and Chinese renminbi against the U.S. dollar. These impacts were partially offset by the depreciation of the Mexican peso against the U.S. dollar, compared to exchange rates in effect during 2024. Bel maintains significant manufacturing operations in the PRC, Slovakia, Mexico, and Israel, where labor and overhead costs are denominated in local currencies. As a result, the U.S. dollar equivalent costs of these operations were approximately $1.9 million higher in Israel, $0.5 million higher in Europe, and $0.1 million higher in the PRC, offset by $1.1 million lower costs in Mexico in 2025 versus 2024. The Company actively monitors changes in foreign currency exchange rates and has historically utilized foreign currency forward contracts. Bel may continue to implement additional hedging strategies and pricing actions to mitigate the impact of currency fluctuations on its consolidated operating results.

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Effective Tax Rate – The Company's effective tax rate will fluctuate based on the geographic region in which the pretax profits are earned. Of the jurisdictions in which the Company operates, the U.S. and Europe's tax rates are generally equivalent; and Asia has the lowest tax rates of the Company's three geographic regions. See Note 10, "Income Taxes", to the Company's Consolidated Financial Statements.

Results of Operations - Summary by Operating Segment

Net Sales and Gross Margin

The Company's net sales and gross margin by operating segment for the years ended December 31, 2025, 2024 and 2023 were as follows (dollars in thousands):

	Years Ended December 31,

	Net Sales			Gross Margin
	2025	2024	2023	2025	2024	2023
Aerospace, Defense & Rugged Solutions	$368,862	$241,188	$210,572	41.0%	37.5%	34.2%
Industrial Technology & Data Solutions	306,593	293,604	429,241	37.5%	38.5%	33.8%
	$675,455	$534,792	$639,813	39.1%	37.8%	33.7%

2025 as Compared to 2024

Aerospace, Defense & Rugged Solutions (“ADRS”):

In ADRS, net sales increased by $127.7 million, or 52.9%, in 2025 compared to 2024. The increase was driven primarily by higher net sales in defense applications, which increased by $120.6 million, largely reflecting the incremental contribution from Enercon, which was acquired in November 2024. Of this increase, $115.8 million was attributable to Enercon. Net sales in commercial aerospace applications also increased by $20.5 million, or 27.6%, in 2025 compared to 2024. These increases were partially offset by lower net sales in rugged industrial applications, which decreased by $13.5 million, or 18.4%, in 2025 compared to 2024.

Gross margin increased to 41.0% in 2025, representing an improvement of 350 basis points from 37.5% in 2024. The improvement in gross margin was primarily attributable to an enhanced product mix, favorable exchange rate fluctuations between the U.S. dollar and Mexican peso, and operational efficiencies resulting from facility consolidations completed in 2024. The improvement was also driven by increased sales volume and a favorable product mix resulting from the Enercon acquisition, including a shift toward higher-margin aerospace and defense applications, which contributed positively to segment profitability. These benefits were partially offset by higher wage rates in Mexico.

Industrial Technology & Data Solutions (“ITDS”):

In ITDS, net sales increased by $13.0 million, or 4.4%, in 2025 compared to 2024. The increase was driven primarily by higher net sales in data solution applications, which increased by $30.6 million, or 24.6%, primarily due to higher demand in networking and datacenter applications. This increase was partially offset by lower net sales in transportation applications, which decreased by $16.2 million, or 28.4%, and a slight decrease in industrial applications, which decreased by $1.4 million, or 1.2%, in 2025 compared to 2024.

Gross margin was 37.5% in 2025, a decrease of 100 basis points from 38.5% in 2024, primarily due to unfavorable product mix and unfavorable foreign exchange rates between the Chinese renminbi and the U.S. dollar, partially offset by benefits from facility consolidation in the People’s Republic of China (PRC).

2024 as Compared to 2023

Aerospace, Defense & Rugged Solutions (“ADRS”):

In ADRS, net sales increased by $30.6 million, or 14.5%, in 2024 compared to 2023. The increase was driven primarily by higher net sales in defense applications, which increased by $49.2 million, or 110.2%, reflecting the initial contribution from Enercon, which contributed $20.8 million of defense applications sales during the last two months of 2024 following its acquisition. Net sales in commercial aerospace applications also increased by $21.1 million, or 39.6%, in 2024 compared to 2023. These increases were partially offset by lower net sales in rugged industrial applications, which decreased by $39.7 million, or 35.2%, in 2024 compared to 2023.

Gross margin increased to 37.5% in 2024, representing an improvement of 330 basis points from 34.2% in 2023. Gross margin for 2024 was favorably impacted by the Enercon acquisition, pricing actions on certain contract renewals, operational efficiencies from the facility consolidations completed in 2023, and a favorable fluctuation in exchange rates between the U.S. dollar and Mexican peso in 2024 versus 2023. These factors were partially offset by higher wage rates in Mexico in 2024 as compared to 2023.

Industrial Technology & Data Solutions (“ ITDS” ) :

In ITDS, net sales decreased by $135.6 million, or 31.6%, in 2024 compared to 2023. The decline was primarily attributable to lower sales in data solutions applications, which decreased by $93.5 million, or 43.0%, year over year. Net sales in industrial applications decreased by $41.3 million, or 26.9%, while net sales in transportation applications decreased by $0.8 million, or 1.5%, during the same period.

Despite lower net sales, gross margin increased to 38.5% in 2024, up 470 basis points from 33.8% in 2023, driven by favorable product mix, profitability initiatives, a favorable exchange rate of the Chinese renminbi versus the U.S. dollar, and a lower volume of low-margin expedite fee revenue, partially offset by the impact of lower sales volume.

Cost of Sales

Cost of sales as a percentage of net sales for the years ended December 31, 2025, 2024 and 2023 consisted of the following:

	Years Ended
	December 31,
	2025	2024	2023
Material costs	31.3%	29.7%	40.8%
Labor costs	7.7%	7.8%	6.6%
Other expenses	21.9%	24.7%	18.9%
Total cost of sales	60.9%	62.2%	66.3%

2025 as Compared to 2024

Material costs as a percentage of sales increased in 2025 compared to 2024, primarily due to a shift in production mix driven by higher sales of Power products, which typically have greater material content.

Labor costs as a percentage of sales declined slightly for full year 2025, relative to 2024. This decrease reflects increased sales and favorable exchange rate fluctuations in the Mexican peso versus the U.S. dollar, partially offset by higher minimum wage rates and unfavorable exchange rate fluctuations in the Israeli shekel versus the U.S. dollar.

Other expenses, including fixed costs such as support labor and benefits, depreciation and amortization, and facility costs (rent, utilities, insurance), remained relatively stable from a dollar amount perspective, aside from the inclusion of Enercon’s overhead expenses in 2025. However, as a percentage of sales, these expenses decreased in 2025 compared to 2024, benefiting from higher sales volumes during the year.

2024 as Compared to 2023

Material costs as a percentage of sales during 2024 were lower compared to 2023, due to a shift in product mix, the stabilization of raw material pricing, shorter lead times, and better procurement efforts. Labor costs in 2024 as a percentage of sales increased compared to 2023 due to lower sales volume, a shift in product mix in 2024 compared to the previous year, and the increase in statutory minimum wage rate in Mexico. This increase in labor cost was partially offset by lower labor costs in the PRC due to the favorable fluctuation in the Chinese renminbi exchange rate versus the U.S. dollar.

The other expenses noted in the table above include fixed cost items such as support labor and fringe, depreciation and amortization, and facility costs (i.e. rent, utilities, insurance). In total, these other expenses within cost of sales decreased by $1.5 million in 2024 as compared to 2023. As a percentage of sales, other expenses increased due to the lower sales volume in 2024 as compared to 2023.

Research and Development ("R&D")

R&D expenses were $30.9 million, $23.6 million and $22.5 million for the years ended December 31, 2025, 2024 and 2023, respectively. The increase in R&D expenses in 2025 compared to 2024 was primarily due to the inclusion of a full year of Enercon-related salaries, benefits, product development costs, and other R&D expenses, whereas 2024 reflected only two months of Enercon’s R&D activity following its November 2024 acquisition. The increase noted in R&D expenses during 2024 compared to 2023 is largely due to higher salaries, benefits, and product development costs and R&D expense resulting from the November 2024 Enercon acquisition, which have been included in Bel's results since its acquisition date.

Selling, General and Administrative Expenses ("SG&A")

2025 as Compared to 2024

SG&A expenses were $125.8 million in 2025, compared to $110.6 million in 2024. The increase was primarily due to the incremental increase in Enercon’s SG&A expense by $20.8 million in 2025, versus inclusion of only two months of Enercon SG&A activity in 2024 after its acquisition. Excluding Enercon, legacy Bel SG&A expenses declined $5.6 million, driven by lower legal fees in 2025 compared to 2024.

2024 as Compared to 2023

SG&A expenses were $110.6 million in 2024 as compared with $99.1 million in 2023. The primary drivers for the increase in SG&A during 2024 related to acquisition-related costs within SG&A of $10.9 million in connection with the acquisition of Enercon, and $2.5 million of SG&A expenses attributable to the acquired business for the two months of 2024 under Bel ownership. Excluding these items related to Enercon, legacy-Bel SG&A expenses declined due to lower legal fees, as well as lower incentive compensation, commissions and business promotion expenses in 2024, as compared to 2023 due to the lower sales base in the 2024 period.

Restructuring Charges

In 2025, new restructuring charges totaled $2.4 million, primarily consisting of $1.6 million in severance and other costs associated to the transition of manufacturing from Bel's Pingguo, PRC facility to an outside subcontractor (the "Pingguo initiative"), and $0.4 million in charges related to the transition of certain manufacturing operations from Glen Rock, Pennsylvania to other existing Bel sites. These charges were partially offset by a $3.2 million reversal, resulting from a non-cash settlement of liabilities associated with the prior consolidation of two ITDS manufacturing sites into a single new facility.

The Company recorded $3.5 million of restructuring charges in 2024 largely in connection with the Glen Rock initiative and the Fuse initiative. In 2023, the Company recorded $10.1 million of restructuring charges largely in connection with its four facility consolidation projects in the U.S., the United Kingdom and the PRC.

Gain on Sale of Properties

In 2025, the Company recognized gains on sales of assets totaling $5.7 million, primarily attributable to the sale of multiple buildings in Zhongshan, PRC and the sale of property in Glen Rock, Pennsylvania. During 2023, the Company recorded a gain of $3.8 million related to the sale of one of its properties in Jersey City, New Jersey.

Interest Expense

2025 as Compared to 2024

Interest expense was $14.8 million in 2025, compared to $4.1 million in 2024. The increase in 2025 was primarily driven by higher outstanding borrowings under the Company's Credit Agreement, including amounts incurred to finance the Enercon acquisition and related costs. For further information on the Company's outstanding debt, refer to "Liquidity and Capital Resources" below and Note 11, "Debt." Additional details related to the Enercon acquisition are provided in Note 3, "Acquisition."

2024 as Compared to 2023

The Company incurred interest expense of $4.1 million in 2024 and $2.9 million in 2023 primarily due to its outstanding borrowings under the Company's Credit Agreement. The increase in interest expense during 2024 related to an increase in debt balance in the fourth quarter of 2024 due to Enercon acquisition (see Note 3, “Acquisition” for additional details). See "Liquidity and Capital Resources" and Note 11, "Debt" for further information on the Company's outstanding debt.

Interest Income

Interest income was $1.0 million for the year ended December 31, 2025, representing a decrease of $3.7 million, or 78.2%, compared to $4.8 million for the year ended December 31, 2024. The decrease was primarily attributable to lower average balances of U.S. Treasury Bills held during 2025 as compared to the prior year.

Interest income for the year ended December 31, 2024 increased to $4.8 million, compared to $1.7 million for the year ended December 31, 2023. The increase was primarily driven by higher levels of investment in U.S. Treasury Bills during 2024, which resulted in higher interest income relative to the prior year.

Impairment of Innolectric

On November 26, 2025, management concluded that an impairment charge was required in connection with the Company’s noncontrolling minority investment in innolectric, a Germany-based e-Mobility technology company, and related party notes receivable. Bel acquired a one-third (1/3) noncontrolling equity interest in innolectric in February 2023. Based on management’s assessment of the carrying value of the investment and the recoverability of the related party notes receivable, the Company recorded a pre-tax impairment charge of $13.1 million in the fourth quarter of 2025. This charge represents the full impairment of Bel’s investment in innolectric and the related notes receivable, and the Company does not expect any future recovery through the insolvency process. The impairment was determined based on indicators of impairment including the cessation of financial support from the majority owner, recent financial performance, changes in market conditions, and other relevant factors affecting innolectric’s business. This impairment was recorded in the ITDS segment.

Other Income (Expense), Net

2025 as Compared to 2024

Other income (expense), net was income of $10.9 million for the year ended December 31, 2025, compared to expense of $3.2 million for the year ended December 31, 2024, representing an increase of $14.1 million year-over-year. The increase in other income (expense), net for 2025 was primarily attributable to a foreign exchange gain of $10.8 million, which was an improvement of $12.8 million compared to the prior year. Additionally, gains from the Company's Supplemental Executive Retirement Plan ("SERP") investments increased by $0.1 million to $1.4 million, and stamp duty tax expense decreased by $2.0 million in 2025 as compared to 2024.

2024 as Compared to 2023

Other income (expense), net was a net expense of $3.2 million in 2024 compared to a net expense of $4.5 million in 2023. The net expense in 2024 was comprised of a foreign exchange loss of $1.9 million, $0.6 million of losses associated with Bel's investment in innolectric and $2.0 million of stamp duty fees related to Enercon; partially offset by a gain of $1.3 million related to the Company's SERP investments. The net expense in 2023 was comprised of a foreign exchange loss of $1.4 million, the loss on liquidation of a foreign subsidiary of $2.7 million, $0.8 million of losses associated with Bel's investment in innolectric and $0.8 million of other expense; partially offset by a gain of $1.2 million related to the Company's SERP investments.

Income Taxes

The Company’s effective tax rate will fluctuate based on the geographic regions in which the pretax profits are earned. Of the jurisdictions in which the Company operates, the U.S. and Europe’s tax rates are generally equivalent; and Asia has the lowest tax rates of the Company’s three geographic regions. See Note 10, “Income Taxes.”

2025 as Compared to 2024

The provision for income taxes increased by $8.3 million for the year ended December 31, 2025, compared to the year ended December 31, 2024. This increase was primarily attributable to a higher level of worldwide income before income taxes in 2025.

The Company’s effective tax rate increased to 22.0% for the year ended December 31, 2025, from 20.5% for the prior year. The increase in the effective tax rate was primarily driven by the following factors:

●	Changes in the mix of jurisdictional earnings: A greater proportion of earnings was generated in jurisdictions with higher statutory tax rates, resulting in an increased overall tax rate.
●	Higher U.S. taxes on foreign subsidiary income: There was an increase in taxes related to income from foreign subsidiaries that is subject to U.S. taxation under the provisions of the Tax Cuts and Jobs Act.
●	Decrease in tax benefit from reversal of uncertain tax positions: The tax benefit recognized in connection with the reversal of previously recorded uncertain tax positions declined, as certain statutes of limitations expired during the year.

2024 as Compared to 2023

The provision for income taxes increased by $3.1 million for the year ended December 31, 2024, compared to the year ended December 31, 2023.  The Company’s effective tax rate increased to 20.5% for the year ended December 31, 2024, from 11.4% for the prior year. The increase in the effective tax rate was primarily driven by the following factors:

●	Higher U.S. taxes resulting from an adjustment for non-deductible tax expenses in the prior year.
●	Higher foreign taxes resulting from valuation allowances on foreign net operating losses.
●	Decrease in tax benefit from reversal of uncertain tax positions: The tax benefit recognized in connection with the reversal of previously recorded uncertain tax positions declined, as certain statutes of limitations expired during the year.

Other Tax Matters

The Company has a portion of its products manufactured on the mainland of the PRC where Bel is not subject to corporate income tax on manufacturing services provided by third parties. Hong Kong has a territorial tax system which imposes corporate income tax at a rate of 16.5% on income from activities solely conducted in Hong Kong.

The Company holds an offshore business license from the government of Macao. With this license, a Macao offshore company named Bel Fuse (Macao Commercial Offshore) Limited ("Bel Fuse Macao") has been established to handle the Company’s sales to third-party customers in Asia. Sales by this company primarily consist of products manufactured in the PRC. Bel Fuse Macao is subject to Macao's corporate tax rate of 12% on income from activities solely conducted in Macao.

Due to the practicality of determining the deferred taxes on outside basis differences in our investments in our foreign subsidiaries, management has not provided for deferred taxes on outside basis differences at December 31, 2025 and deemed that these basis differences will be indefinitely reinvested.

Inflation and Foreign Currency Exchange

During the past three years, we do not believe the effect of inflation was material to our consolidated financial position or our consolidated results of operations. We are exposed to market risk from changes in foreign currency exchange rates. Fluctuations of the U.S. dollar against other major currencies have not significantly affected our foreign operations as most sales continue to be denominated in U.S. dollars or currencies directly or indirectly linked to the U.S. dollar. Most significant expenses, including raw materials, labor and manufacturing expenses, are incurred primarily in U.S. dollars, Mexican pesos, the Chinese renminbi or the Israeli shekel, and to a lesser extent in British pounds, or Indian rupees. The Mexican peso depreciated by 5%, the Euro appreciated by 4%, the British pound appreciated by 3%, the Israeli shekel appreciated by 6% and the Chinese renminbi remained flat versus the U.S. dollar in 2025 compared to 2024. To the extent the renminbi, peso or shekel appreciate in future periods, it could result in the Company's incurring higher costs for most expenses incurred in the PRC, Mexico and Israel. The Company periodically uses foreign currency forward contracts to manage its short-term exposures to fluctuations in operational cash flows resulting from changes in foreign currency exchange rates as further described in Note 13, "Derivative Instruments and Hedging Activities." The Company's European entities, whose functional currencies are Euros and British pounds, enter into transactions which include sales that are denominated principally in Euros, British pounds and various other European currencies, and purchases that are denominated principally in U.S. dollars and British pounds. Such transactions, as well as those related to our multi-currency intercompany payable and receivable transactions, resulted in a net realized and unrealized currency exchange gain of $10.1 million in 2025, a loss of $1.9 million in 2024 and a loss of $1.4 million in 2023 which were included in other income (expense), net on the consolidated statements of operations. Translation of subsidiaries' foreign currency financial statements into U.S. dollars resulted in translation adjustments, net of taxes, of $2.5 million and ($5.5) million for the years ended December 31, 2025 and 2024, respectively, which are included in accumulated other comprehensive loss on the consolidated balance sheets.

Liquidity and Capital Resources

Our principal sources of liquidity include $57.8 million of cash and cash equivalents at December 31, 2025, cash provided by operating activities and borrowings available under our credit facility. We expect to use this liquidity for operating expenses, investments in working capital, capital expenditures, interest, taxes, lease and purchase obligations, pension benefit obligations, dividends, purchases of common stock under our Repurchase Program, debt obligations and other long-term liabilities. Our liquidity may also be utilized to fund potential acquisitions in future periods, as well as potential future cash requirements related to the Enercon acquisition, including potential Earnout Payments that may become due and the put-call options under the Enercon shareholders’ agreement, pursuant to which Bel has the current intention to purchase the remaining 20% interest by early 2027. We believe that our current liquidity position and future cash flows from operations will enable us to fund our operations, both in the next twelve months and in the longer term.

Cash Flow Summary

During the year ended December 31, 2025, the Company's cash and cash equivalents decreased by $10.5 million.  This decrease was primarily due to the following:

●	net repayments of long-term debt of $90.0 million;
●	purchases of property, plant and equipment of $12.0 million;
●	dividend payments of $3.5 million; and
●	deferred financing costs of $0.7 million; partially offset by
● net cash provided by operating activities of $80.6 million;
● proceeds from the sale of property of $7.8 million; and
● proceeds from held to maturity securities of $1.0 million;

During the year ended December 31, 2025, the Company’s operating activities demonstrated continued growth and operational efficiency, supported by strong cash generation and disciplined working capital management. Accounts receivable increased by $8.6 million, primarily due to higher sales volume compared to 2024. Notably, the Company improved its collection efficiency, as reflected by a decrease in days sales outstanding (DSO) to 64 days at December 31, 2025, from 68 days at December 31, 2024. This improvement underscores enhanced cash conversion from sales and effective receivables management. Inventories increased by $2.4 million over the prior year, primarily due to higher sales volumes and increased purchasing activity to support customer demand. The Company’s inventory turns improved to 2.5 times in 2025 from 2.1 times in 2024, indicating more efficient inventory utilization and stronger demand for products. Other operating cash flow line items, such as changes in accounts payable and accrued expenses, contributed positively to liquidity, as the Company maintained disciplined expense management and optimized payment cycles.

During the year ended December 31, 2024, accounts receivable decreased by $6.8 million primarily due to the lower sales volume in 2024 as compared to 2023. Days sales outstanding (DSO) increased to 68 days at December 31, 2024 from 55 days at December 31, 2023. Inventories increased by $24.8 million from the December 31, 2023 level primarily due to the inclusion of Enercon's inventory balance at December 31, 2024 of $42.7 million. Inventory turns were 2.1 times for the year ended December 31, 2024 and 3.1 times for the year ended December 31, 2023. Given the nature of Enercon’s manufacturing process and low unit quantity per order, a higher value of inventory is kept on hand for longer periods of time, with Enercon’s inventory turns being 1.6 times, bringing Bel’s consolidated inventory turn level down substantially.

During the year ended December 31, 2023, the Company's cash and cash equivalents increased by $19.1 million. This increase was primarily due to cash provided by operating activities of $108.3 million, proceeds from the sale of property, plant and equipment of $6.0 million, proceeds from held to maturity securities of $19.9 million, and proceeds from the sale of our business in the Czech Republic of $5.1 million; partially offset by the purchases of held to maturity and marketable securities of $60.0 million, payments for our equity method investment in innolectric of $10.3 million, purchases of property, plant and equipment of $12.1 million, dividend payments of $3.5 million, and net repayments under our revolving credit line of $35.0 million. During the year ended December 31, 2023, accounts receivable decreased $22.5 million primarily due to the lower sales volume in the second half of 2023 as compared to the same period of 2022. DSO decreased to 55 days at December 31, 2023 from 58 days at December 31, 2022. Inventories decreased by $33.6 million from the December 31, 2022 level. Inventory turns were 3.1 times for the year ended December 31, 2023 and 2.7 times for the year ended December 31, 2022.

Cash and cash equivalents, held to maturity U.S. Treasury securities and accounts receivable comprised approximately 19.2% and 19.0% of the Company's total assets at December 31, 2025 and December 31, 2024, respectively. The Company's current ratio (i.e., the ratio of current assets to current liabilities) was 3.0 to 1 and 2.9 to 1 at December 31, 2025 and December 31, 2024, respectively. At December 31, 2025 and 2024, $43.4 million and $48.4 million, respectively (or 75% and 71%, respectively), of cash and cash equivalents was held by foreign subsidiaries of the Company. During 2025, the Company repatriated $26.0 million of funds from outside of the U.S., with minimal incremental tax liability. We continue to analyze our global working capital and cash requirements and the potential tax liabilities attributable to further repatriation, and we have yet to make any further determination regarding repatriation of funds from outside the U.S. to fund the Company's U.S. operations in the future. In the event these funds were needed for Bel's U.S. operations, the Company would be required to accrue and pay U.S. state taxes and any applicable foreign withholding taxes to repatriate these funds.

Future Cash Requirements

The Company expects foreseeable liquidity and capital resource requirements to be met through its existing cash and cash equivalents, and anticipated cash flows from operations, as well as borrowings available under its revolving credit facility, if needed. The Company's material cash requirements arising in the normal course of business primarily include:

Debt Obligations and Interest Payments - The Company had $197.5 million outstanding under its revolving credit facility at December 31, 2025, as further described below and in Note 11, "Debt." There were no mandatory principal payments due on the credit facility borrowings during 2025. The current balance of $197.5 million is due upon expiration of the credit facility on September 1, 2028. Anticipated interest payments due amount to $26.8 million, of which $10.0 million is expected to be paid in 2026 based on our debt balance and interest rate in place at December 31, 2025.

Lease Obligations - The Company has operating leases for its facilities used for manufacturing, research and development, sales and administration. There are also operating and finance leases related to manufacturing equipment, office equipment and vehicles. As of December 31, 2025, the Company was contractually obligated to pay future operating lease payments of $26.9 million, of which $9.2 million is expected to be paid in 2026, and future financing lease obligations of $1.3 million, of which $0.5 million is expected to be paid in 2026. See Note 18, "Leases," for further information.

Purchase Obligations - The Company submits purchase orders for raw materials to various vendors throughout the year for current production requirements, as well as forecasted requirements. Certain of these purchase orders relate to special purpose material and, as such, the Company may incur penalties if an order is cancelled. The Company had outstanding purchase orders related to raw materials in the amount of $81.5 million at December 31, 2025, of which $79.5 million is expected to be paid in 2026. The Company also had outstanding purchase orders related to capital expenditures which totaled $2.0 million at December 31, 2025, of which $1.4 million is expected to be paid in 2026.

Pension Benefit Obligations - As further described in Note 15, "Retirement Fund and Profit Sharing Plan", the Company maintains a Supplemental Executive Retirement Plan ("SERP"). At December 31, 2025, estimated future obligations under the plan amounted to $18.9 million. It is expected that the Company will pay $1.1 million in benefit payments in connection with the SERP during 2026. Included in other assets at December 31, 2025 is the cash surrender value of company-owned life insurance and marketable securities held in a rabbi trust with an aggregate value of $18.4 million, which has been designated by the Company to be utilized to fund the Company's SERP obligations.

Dividends - The Company has historically paid quarterly dividends on its two classes of common stock, which amounted to $3.5 million in each of  2025 and 2024. Consistent with the dividend rates declared in prior years, Bel's Board of Directors declared dividends on October 31, 2025 and again on February 17, 2026 on each of our two classes of common stock. These two quarterly payments, the first made in January 2026 and the second scheduled for later in the first half of 2026, comprise a total anticipated amount of $1.7 million.

Share Repurchase Program - In February 2024, Bel's Board of Directors authorized the repurchase of up to $25 million of the Company's common stock. The Repurchase Program does not obligate the Company to repurchase any dollar amount or number of shares, and the Repurchase Program may be suspended or terminated at any time. The timing and actual number of shares repurchased will depend on a variety of factors including price, market conditions, corporate and regulatory requirements and the consideration of other uses of cash including other investment opportunities. At December 31, 2025, the Company had an aggregate amount of $9.0 million of authorized repurchases under the program that had not yet been executed upon.

Tax Payments - At December 31, 2025, we had liabilities for unrecognized tax benefits and related interest and penalties of $17.5 million, all of which is included in other liabilities on our consolidated balance sheet. At December 31, 2025, we cannot reasonably estimate the future period or periods of cash settlement of these liabilities. See Note 10, "Income Taxes", for further discussion.

In addition to its cash requirements arising in the normal course of business described above, the Company has potential future cash requirements related to its acquisition of Enercon, whereby the Company has recorded earnout liabilities having a fair value as of December 31, 2025 in the amount of $6.6 million that would be paid in early 2026 and early 2027 in the event certain financial thresholds are achieved by the acquired business based on the Purchase Agreement provision which provides for potential earnout payments of up to $5.0 million for each of the fiscal 2025 and fiscal 2026 earnout periods subject to the achievement of the financial thresholds. Further, there are put-call options associated with the redeemable noncontrolling interest in early 2027. As described elsewhere in this Exhibit 99.1, we have the current intention to purchase the remaining 20% interest in Enercon by early 2027 in accordance with the terms and subject to the conditions of the shareholders' agreement. At December 31, 2025, the redemption value related to the redeemable noncontrolling interest was $93.2 million. See Note 3, "Acquisition" and Note 6, "Fair Value Measurements" for further information.

Contractual Obligations

The following table sets forth at December 31, 2025 the amounts of payments due under specific types of contractual obligations, aggregated by category of contractual obligation, for the time periods described below.

	Payments due by period (dollars in thousands)
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

Long-term debt obligations(1)	$197,500	$-	$197,500	$-	$-
Interest payments due on long-term debt(2)	26,798	10,032	16,766	-	-
Capital expenditure obligations	1,980	1,390	590	-	-
Operating leases(3)	26,945	9,203	10,894	4,414	2,434
Raw material purchase obligations	81,503	79,513	1,990	-	-
First quarter 2026 quarterly cash dividend declared	880	880	-	-	-
Total	$335,606	$101,018	$227,740	$4,414	$2,434

(1)	Represents the principal amount of the debt required to be repaid in each period.
(2)

Includes interest payments required under our CSA related to our revolver balance.  The interest rate in place under our Credit and Security Agreement on December 31, 2025 was utilized and this calculation assumes obligations are repaid when due.

(3)	Represents estimated future minimum annual rental commitments primarily under non-cancelable real and personal property leases as of December 31, 2025.

Credit Facility

The Company is a party to a credit agreement, as further described in Note 11, "Debt" . The Credit Agreement contains customary representations and warranties, covenants and events of default. In addition, the Credit Agreement contains financial covenants that measure (i) the ratio of the Company’s total funded indebtedness, on a consolidated basis, less the aggregate amount of all unencumbered cash and cash equivalents, to the amount of the Company’s consolidated EBITDA (“Leverage Ratio”) and (ii) the ratio of the amount of the Company’s consolidated EBITDA to the Company’s consolidated fixed charges (“Fixed Charge Coverage Ratio”). If an event of default occurs, the lenders under the Credit Agreement would be entitled to take various actions, including the acceleration of amounts due thereunder and all actions permitted to be taken by a secured creditor.

At December 31, 2025, the Company had $197.5 million outstanding under its Credit Agreement. The unused credit available under the credit facility at  December 31, 2025 was $202.5 million, of which we had the ability to borrow the full amount without violating our Leverage Ratio covenant based on the Company's existing consolidated EBITDA. At December 31, 2025, the Company was in compliance with its debt covenants, including its most restrictive covenant, the Leverage Ratio.

At December 31, 2025, the Company was also a party to two pay-fixed, receive-variable interest rate swap agreements in the aggregate amount of $60 million through August 2026. See Note 13, "Derivative Instruments and Hedging Activities" for further details.

Critical Accounting Estimates

The Company's consolidated financial statements include certain amounts that are based on management's best estimates and judgments. The Company bases its estimates on historical experience and on various other assumptions, including in some cases future projections, that are believed to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Different assumptions and judgments could change the estimates used in the preparation of the consolidated financial statements, which, in turn, could change the results from those reported. Management evaluates its estimates, assumptions and judgments on an ongoing basis.

Based on the above, we have determined that our most critical accounting estimates are those related to business combinations, inventory valuation, goodwill and other indefinite-lived intangible assets, and those related to our pension benefit obligations.

Business Combinations

In a business combination, we allocate the fair value of purchase price consideration to the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree based on their estimated fair values. The excess of the fair value of purchase price consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. Significant estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from acquired customers or earned through the use of acquired trademarks, estimated royalty rates, acquired technology, useful lives and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.

Inventory Valuation

Inventories consist of raw materials and purchased components and are stated at the lower of cost and net realizable value. Material costs are principally determined by standard cost or the weighted moving average method, both of which approximate actual cost. The Company reduces the carrying value of its inventory for estimated obsolescence or unmarketable inventory by an amount equal to the difference between the cost of inventory and the estimated market value based on the aforementioned assumptions. Our reserve calculations are based on historical experience related to slow-moving inventory in addition to specific known concerns in the case of products going end-of-life or customer cancellations. As of December 31, 2025 and 2024, the Company had reserves for excess or obsolete inventory of $18.0 million and $14.5 million, respectively. In the event of a sudden decrease in demand for our products, or a higher incidence of inventory obsolescence, the Company could be required to increase its inventory reserve, which would have an unfavorable impact on our gross margin.

Goodwill

We use a fair value approach to test goodwill for impairment. We must recognize a non-cash impairment charge for the amount, if any, by which the carrying amount of goodwill exceeds its implied fair value. We derive an estimate of fair values for each of our reporting units using a combination of an income approach and an appropriate market approach, each based on an applicable weighting. We assess the applicable weighting based on such factors as current market conditions and the quality and reliability of the data. Absent an indication of fair value from a potential buyer or similar specific transactions, we believe that the use of these methods provides a reasonable estimate of a reporting unit's fair value.

Fair value computed by these methods is arrived at using a number of factors, including projected future operating results, anticipated future cash flows, effective income tax rates, comparable marketplace data within a consistent industry grouping, and the cost of capital. There are inherent uncertainties, however, related to these factors and to our judgment in applying them to this analysis. Nonetheless, we believe that the combination of these methods provides a reasonable approach to estimate the fair value of our reporting units. Assumptions for sales, net earnings and cash flows for each reporting unit were consistent among these methods.

Income Approach Used to Determine Fair Values

The income approach is based upon the present value of expected cash flows. Expected cash flows are converted to present value using factors that consider the timing and risk of the future cash flows. The estimate of cash flows used is prepared on an unleveraged debt-free basis. We use a discount rate that reflects a market-derived weighted average cost of capital. We believe that this approach is appropriate because it provides a fair value estimate based upon the reporting unit's expected long-term operating and cash flow performance. The projections are based upon our best estimates of projected economic and market conditions over the related period including growth rates, estimates of future expected changes in operating margins and cash expenditures. Other significant estimates and assumptions include terminal value long-term growth rates, provisions for income taxes, future capital expenditures and changes in future cashless, debt-free working capital. We applied a combined weighting of 75% to the income approach when determining the fair value of our reporting units.

Market Approach Used to Determine Fair Values

The market approach estimates the fair value of the reporting unit by applying multiples of operating performance measures to the reporting unit's operating performance (the "Guideline Publicly Traded Company Method"). These multiples are derived from comparable publicly traded companies with similar investment characteristics to the reporting unit, and such comparables are reviewed and updated as needed annually. We believe that this approach is appropriate because it provides a fair value estimate using multiples from entities with operations and economic characteristics comparable to our reporting units and the Company as a whole. The key estimates and assumptions that are used to determine fair value under this market approach include current and forward 12-month operating performance results and the selection of the relevant multiples to be applied. Under the Guideline Publicly Traded Company Method, a control premium, or an amount that a buyer is usually willing to pay over the current market price of a publicly traded company, is applied to the calculated equity values to adjust the public trading value upward for a 100% ownership interest, where applicable.

In order to assess the reasonableness of the calculated fair values of our reporting units, we also compare the sum of the reporting units' fair values to our market capitalization and calculate an implied control premium (the excess of the sum of the reporting units' fair values over the market capitalization). We evaluate the control premium by comparing it to control premiums of recent comparable market transactions. If the implied control premium is not reasonable in light of these recent transactions, we will reevaluate our fair value estimates of the reporting units by adjusting the discount rates and/or other assumptions.

We applied a combined weighting of 25% to the market approach when determining the fair value of our reporting units.

As indicated in Note 5, "Goodwill and Other Intangible Assets", the fair value of each of our four reporting units exceeded their respective carrying values by a very large margin (ranging from 56% to 540%). If market factors change and the discount rate utilized in the fair value calculation changes, it would result in a higher or lower fair value of our reporting units. The discount rates utilized in our October 1, 2025 impairment test ranged from 10.0% to 12.0%. An increase in the discount rate assumption of 50 basis points would have impacted the fair values of our reporting units, and would have reduced the excess of fair value over carrying value to a revised range of 51% to 517%. Further, if we are unable to achieve the projected revenue growth rates or margins assumed in our projections, this would also impact the fair value of our reporting units. If we were to change our reporting unit structure again or if other events and circumstances change (such as a sustained decrease in the price of our common stock, a decline in current market multiples, a significant adverse change in legal factors or business climates, an adverse action or assessment by a regulator, heightened competition, strategic decisions made in response to economic or competitive conditions or a more-likely-than-not expectation that a reporting unit or a significant portion of a reporting unit will be sold or disposed of), we may be required to record impairment charges in future periods. Any impairment charges that we may take in the future could be material to our consolidated results of operations and consolidated financial condition.

The Company conducted its annual goodwill impairment test as of October 1, 2025, and no impairment was identified at that time. Management has also concluded that the fair value of its goodwill exceeded the associated carrying value at December 31, 2025 and that no impairment exists as of that date. See Note 5, "Goodwill and Other Intangible Assets," for details of our goodwill balance and the goodwill review performed in 2025. We will continue to monitor goodwill on an annual basis and whenever events or changes in circumstances, such as significant adverse changes in business climate or operating results, changes in management's business strategy or significant declines in our stock price, indicate that there may be a potential indicator of impairment.

Indefinite-Lived Intangible Assets

The Company tests indefinite-lived intangible assets for impairment annually on October 1, or upon a triggering event, using a fair value approach, the relief-from-royalty method (a form of the income approach). The Company conducted its annual impairment tests as of October 1, 2025 and in connection with its analysis, did not identify any impairment as of that date. Management has also concluded that the fair value of its trademarks exceeds the associated carrying values at December 31, 2025 and that no impairment existed as of that date. At December 31, 2025, the Company's indefinite-lived intangible assets related solely to trademarks.

Pension Benefit Obligations

Net periodic benefit cost for the Company's SERP totaled $1.1 million in 2025, $1.4 million in 2024, and $1.3 million in 2023. Benefit plan information for financial reporting purposes is calculated using actuarial assumptions including a discount rate for plan benefit obligations. The changes in net periodic benefit cost year-over-year are attributable to demographic changes within the plan, as well as any changes to the discount rate or the assumption around the future annual increases in compensation. The discount rate utilized for the net periodic benefit cost was 5.50% at December 31, 2025 and 4.75% at December 31, 2024. An increase or decrease in this 2025 discount rate assumption of 25 basis points would have increased/decreased the 2025 periodic benefit cost by less than $0.1 million. The discount rate utilized for the pension benefit obligation was 5.25% at December 31, 2025 and 5.50% at December 31, 2024. An increase in this 2025 discount rate assumption of 25 basis points would have reduced the pension benefit obligation by $0.4 million at December 31, 2025. A decrease in this 2025 discount rate assumption of 25 basis points would have increased the pension benefit obligation by $0.5 million at December 31, 2025.

Other Matters

The Company believes that it has sufficient cash reserves to fund its foreseeable working capital needs. It may, however, seek to expand such resources through bank borrowings, at favorable lending rates, from time to time. If the Company were to undertake another substantial acquisition for cash, the acquisition would either be funded with cash on hand or would be financed through cash on hand and through bank borrowings or the issuance of public or private debt or equity. If the Company borrows additional money to finance acquisitions, this would further decrease the Company's ratio of earnings to fixed charges, and could further impact the Company's material restrictive covenants, depending on the size of the borrowing and the nature of the target company. Under its existing credit facility, the Company is required to obtain its lender's consent for certain additional debt financing and to comply with other covenants, including the application of specific financial ratios, which may limit the Company’s ability to pay cash dividends on its common stock and/or the amounts thereof, including to the extent that payment of any such dividend would cause noncompliance with any such financial ratio. Depending on the nature of the transaction, the Company cannot assure investors that the necessary acquisition financing would be available to it on acceptable terms, or at all, when required. If the Company issues a substantial amount of stock either as consideration in an acquisition or to finance an acquisition, such issuance may dilute existing shareholders and may take the form of capital stock having preferences over its existing common stock.

New Financial Accounting Standards

The discussion of new financial accounting standards applicable to the Company is incorporated herein by reference to Note 1, "Description of Business and Summary of Significant Accounting Policies."

Item 8.     Financial Statements and Supplementary Data

See the consolidated financial statements listed in the accompanying Index to Consolidated Financial Statements for the information required by this item.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Bel Fuse Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Bel Fuse Inc. (a New Jersey corporation) and subsidiaries (the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of operations, comprehensive income, shareholders’ equity and redeemable noncontrolling interest, and cash flows for each of the three years in the period ended December 31, 2025, and the related notes and financial statement schedule included under Item 15(a) (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of December 31, 2025, based on criteria established in the 2013 Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”), and our report dated February 24, 2026, expressed an unqualified opinion.

Basis for opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical audit matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgements. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Goodwill and indefinite-lived intangible assets impairment assessment: Enercon reporting unit, Enercon Technologies Trademark and Milpower Source Trademark

As described further in Notes 1 and 5 to the consolidated financial statements, the Company performed a quantitative goodwill impairment assessment and an impairment assessment of indefinite‑lived intangible assets as of October 1, 2025. We identified the goodwill impairment assessment for the Enercon reporting unit and the impairment assessment of the Enercon Technologies and Milpower Source indefinite-lived trademarks as a critical audit matter.

The principal considerations for our determination that the quantitative goodwill impairment assessment for the Enercon reporting unit and the impairment assessment of Enercon Technologies and Milpower Source indefinite-lived trademarks are a critical audit matter are (i) the assessments required management to make significant estimates and assumptions in determining fair value, (ii) the high degree of auditor judgement and subjectivity in performing procedures and evaluating management’s significant assumptions relating to the revenue growth rate, and weighted average cost of capital (“WACC”) and (iii) the audit effort involved the use of professionals with specialized skills and knowledge.

Our audit procedures related to the quantitative goodwill impairment assessment for the Enercon reporting unit and the impairment assessment of Enercon Technologies and Milpower Source indefinite-lived trademarks included the following, among others:

●

We tested the design and operating effectiveness of relevant controls over management’s impairment assessment process, including controls over the development and review of key valuation assumptions and the appropriateness of the valuation models used.

●	We tested the forecasted revenue growth rate, by assessing the reasonableness of management’s forecasts compared to historical results and forecasted industry trends.

●	With the assistance of professionals with specialized skills and knowledge, we assessed the assumptions and methodologies used in developing the WACC by developing a range of independent estimates and comparing those to the rate selected by management.

/s/ GRANT THORNTON LLP

We served as the Company’s auditor from 2021 to 2026.

Edison, New Jersey

February 24, 2026 (except for Note 14 and the effects thereof, as to which the date is May 12, 2026)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Bel Fuse Inc.

Opinion on internal control over financial reporting

We have audited the internal control over financial reporting of Bel Fuse Inc. (a New Jersey corporation and subsidiaries (the “Company”) as of December 31, 2025, based on criteria established in the 2013 Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2025, based on criteria established in the 2013 Internal Control—Integrated Framework issued by COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated financial statements of the Company as of and for the year ended December 31, 2025, and our report dated February 24, 2026 expressed an unqualified opinion on those financial statements.

Basis for opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and limitations of internal control over financial reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ GRANT THORNTON LLP

Edison, New Jersey

February 24, 2026

BEL FUSE INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share and per share data)

	December 31,	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$57,800	$68,253
Held to maturity U.S. Treasury securities	-	950
Accounts receivable, net of credit losses of $671 and $1,336, at December 31, 2025 and 2024, respectively	121,490	111,376
Inventories	167,270	161,370
Unbilled receivables	9,747	4,994
Assets held for sale	-	2,062
Other current assets	28,454	24,525
Total current assets	384,761	373,530

Property, plant and equipment, net	48,428	47,879
Right-of-use assets	22,868	25,125
Related-party note receivable	-	2,937
Equity method investment	-	9,265
Intangible assets, net	217,966	231,948
Goodwill, net	214,821	208,036
Deferred income taxes	12,843	16,430
Other assets	33,513	34,639
Total assets	$935,200	$949,789

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$52,990	$49,182
Accrued expenses	49,710	53,031
Operating lease liability, current	8,029	7,954
Other current liabilities	16,716	17,902
Total current liabilities	127,445	128,069

Long-term liabilities:
Long-term debt	197,500	287,500
Operating lease liability, long-term	15,867	17,763
Liability for uncertain tax positions	17,524	18,127
Minimum pension obligation and unfunded pension liability	19,303	18,431
Deferred income taxes	29,684	28,916
Related-party note payable	-	4,995
Other long-term liabilities	9,203	4,826
Total liabilities	416,526	508,627

Commitments and contingencies (see Note 19)

Redeemable noncontrolling interest	93,161	80,586

Shareholders' equity:
Preferred stock, no par value, 1,000,000 shares authorized; none issued	-	-
Class A common stock, par value $.10 per share, 10,000,000 shares authorized; 2,115,263 shares outstanding at each date (net of 1,072,769 restricted treasury shares)	212	212
Class B common stock, par value $.10 per share, 30,000,000 shares authorized; 10,543,368 shares and 10,425,175 shares outstanding at December 31, 2025 and December 31, 2024, respectively (net of 3,218,307 restricted treasury shares)	1,058	1,046
Treasury stock (unrestricted; none outstanding at December 31, 2025, and at December 31, 2024)	-	-
Additional paid-in capital	38,315	31,514
Retained earnings	403,102	345,031
Accumulated other comprehensive loss	(17,174)	(17,227)
Total shareholders' equity	425,513	360,576
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$935,200	$949,789

See accompanying notes to consolidated financial statements.

BEL FUSE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Year Ended December 31,
	2025	2024	2023
Net sales	$675,455	$534,792	$639,813
Cost of sales	411,037	332,434	423,964
Gross profit	264,418	202,358	215,849

Research and development costs	30,867	23,586	22,487
Selling, general and administrative expenses	125,828	110,616	99,091
Impairment of CUI tradename	-	400	-
Restructuring (credits) charges	(677)	3,459	10,114
Gain on sale of properties	(5,701)	-	(3,819)
Earnout liability adjustments	3,105	-	-
Income from operations	110,996	64,297	87,976

Gain on sale of Czech Republic business	-	-	980
Interest expense	(14,751)	(4,078)	(2,850)
Interest income	1,035	4,754	1,697
Impairment of equity method investment and related party notes	(13,087)	-	-
Other income (expense), net	10,857	(3,165)	(4,503)
Earnings before provision for income taxes	95,050	61,808	83,300

Provision for income taxes	20,939	12,616	9,469
Net earnings available to common shareholders	74,111	49,192	73,831

Less: Net earnings attributable to noncontrolling interest	3,452	484	-
Redemption value adjustment attributable to noncontrolling interest	9,123	7,748	-
Net earnings attributable to Bel Fuse shareholders	$61,536	$40,960	$73,831

Net earnings per common share:
Class A common shares - basic and diluted	$4.65	$3.10	$5.52
Class B common shares - basic	$4.91	$3.28	$5.83
Class B common shares - diluted	$4.90	$3.28	$5.83

Weighted-average shares outstanding:
Class A common shares - basic and diluted	2,115	2,124	2,142
Class B common shares - basic	10,525	10,491	10,634
Class B common shares - diluted	10,546	10,491	10,634

See accompanying notes to consolidated financial statements.

BEL FUSE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(dollars in thousands)

	Year Ended December 31,
	2025	2024	2023
Net earnings available to common shareholders	$74,111	$49,192	$73,831

Other comprehensive income:
Currency translation adjustment, net of taxes of $0, $36 and ($93)	2,476	(5,543)	6,684
Unrealized losses on interest rate swap cash flow hedge, net of taxes of $0 in all periods	(1,823)	(1,231)	(1,579)
Unrealized holding gains on marketable securities arising during the period, net of taxes of $0 in all periods	-	2	1
Change in unfunded SERP liability, net of taxes of ($179), ($465) and ($161)	(600)	1,582	(597)
Other comprehensive income (loss)	53	(5,190)	4,509
Comprehensive income	$74,164	$44,002	$78,340
Comprehensive income attributable to noncontrolling interest	$3,452	$484	$-
Comprehensive income attributable to Bel shareholders	$70,712	$43,518	$78,340

See accompanying notes to consolidated financial statements.

BEL FUSE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND REDEEMABLE NONCONTROLLING INTEREST
(in thousands, except per share data)

	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Class A Common Stock	Class A # of Shares	Class B Common Stock	Class B # of Shares	Treasury Stock	Additional Paid-In Capital	Total shareholders' equity	Redeemable Noncontrolling Interest
Balance at December 31, 2022	$237,188	$(16,546)	$214	2,142	$1,067	10,643	$(349)	$40,772	$262,346	$-
Net earnings	73,831	-	-	-	-	-	-	-	73,831	-
Dividends declared:
Class A Common Stock, $0.24/share	(512)	-	-	-	-	-	-	-	(512)	-
Class B Common Stock, $0.28/share	(2,997)	-	-	-	-	-	-	-	(2,997)	-
Issuance of restricted common stock	-	-	-	-	1	10	-	(1)	-	-
Forfeiture of restricted common stock	-	-	-	-	(3)	(31)	-	3	-	-
Repurchase of treasury stock	-	-	-	-	-	(2)	(105)	-	(105)	-
Foreign currency translation adjustment, including writeoff of $2,724 related to liquidation of foreign subsidiary, net of taxes of ($93)	-	6,684	-	-	-	-	-	-	6,684	-
Unrealized gains on interest rate swap cashflow hedge, net of taxes of $0	-	(1,579)	-	-	-	-	-	-	(1,579)	-
Unrealized holding gains on marketable securities, net of taxes of $0	-	1	-	-	-	-	-	-	1	-
Stock-based compensation expense	-	-	-	-	-	-	-	3,486	3,486	-
Change in unfunded SERP liability, net of taxes of ($161)	-	(597)	-	-	-	-	-	-	(597)	-
Balance at December 31, 2023	307,510	(12,037)	214	2,142	1,065	10,620	(454)	44,260	340,558	-

Acquisition resulting in redeemable noncontrolling interest ("NCI")	-	-	-	-	-	-	-	-	-	72,354
Redemption value adjustment on redeemable NCI	-	-	-	-	-	-	-	-	-	7,748
Net earnings	40,960	-	-	-	-	-	-	-	40,960	484
Dividends declared:
Class A Common Stock, $0.24/share	(508)	-	-	-	-	-	-	-	(508)	-
Class B Common Stock, $0.28/share	(2,931)	-	-	-	-	-	-	-	(2,931)	-
Issuance of restricted common stock	-	-	-	-	6	58	-	(6)	-	-
Forfeiture of restricted common stock	-	-	-	-	(1)	(17)	-	1	-	-
Purchase of common stock	-	-	(2)	(27)	(24)	(236)	(16,053)	26	(16,053)	-
Cancellation of treasury shares	-	-	-	-	-	-	16,507	(16,507)	-	-
Foreign currency translation adjustment, net of taxes of $36	-	(5,543)	-	-	-	-	-	-	(5,543)	-
Unrealized losses on interest rate swap cash flow hedge, net of taxes of $0	-	(1,231)	-	-	-	-	-	-	(1,231)	-
Unrealized holding gains on marketable securities, net of taxes of $0	-	2	-	-	-	-	-	-	2	-
Stock-based compensation expense	-	-	-	-	-	-	-	3,740	3,740	-
Change in unfunded SERP liability, net of taxes of ($465)	-	1,582	-	-	-	-	-	-	1,582	-
Balance at December 31, 2024	345,031	(17,227)	212	2,115	1,046	10,425	-	31,514	360,576	80,586

Redemption value adjustment on redeemable NCI	-	-	-	-	-	-	-	-	-	9,123
Net earnings	61,536	-	-	-	-	-	-	-	61,536	3,452
Dividends declared:									-
Class A Common Stock, $0.24/share	(508)	-	-	-	-	-	-	-	(508)	-
Class B Common Stock, $0.28/share	(2,957)	-	-	-	-	-	-	-	(2,957)	-
Issuance of restricted common stock	-	-	-	-	13	129	-	(13)	-	-
Forfeiture of restricted common stock	-	-	-	-	(1)	(11)	-	1	-	-
Foreign currency translation adjustment, net of taxes of $0	-	2,476	-	-	-	-	-	-	2,476	-
Unrealized losses on interest rate swap cash flow hedge, net of taxes of $0	-	(1,823)	-	-	-	-	-	-	(1,823)	-
Share-based compensation expense	-	-	-	-	-	-	-	6,813	6,813	-
Change in unfunded SERP liability, net of taxes of ($179)	-	(600)	-	-	-	-	-	-	(600)	-
Balance at December 31, 2025	$403,102	$(17,174)	$212	2,115	$1,058	10,543	$-	$38,315	$425,513	$93,161

See accompanying notes to consolidated financial statements.

BEL FUSE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Years Ended December 31,
	2025	2024	2023
Cash flows from operating activities:
Net earnings	$74,111	$49,192	$73,831
Adjustments to reconcile net earnings to net cash provided by operating activities:
Impairment of equity method investment and related party notes	13,087	-	-
Depreciation and amortization	26,592	16,457	13,312
Stock-based compensation	6,813	3,740	3,486
Amortization of deferred financing costs	1,547	151	33
Deferred income taxes benefit/(expense)	1,379	(6,267)	(3,872)
Net unrealized (gains)/losses on foreign currency revaluation	(12,703)	1,456	1,356
Gains on sale/disposal of property, plant and equipment	(5,701)	-	(2,117)
Gain on sale of Czech Republic business	-	-	(980)
Other, net	2,219	2,345	(1,037)
Changes in operating assets and liabilities:
Accounts receivable	(8,609)	(6,817)	22,500
Unbilled receivables	(4,753)	7,800	5,451
Inventories	(2,415)	15,121	33,613
Other current assets	(1,636)	(2,357)	(217)
Other assets	(1,604)	5,972	2,971
Accounts payable	2,441	139	(22,745)
Accrued expenses	195	(7,068)	5,356
Accrued restructuring costs	(5,078)	215	(1,228)
Other liabilities	(1,617)	(5,006)	(16,388)
Income taxes payable	(3,656)	(1,009)	(4,976)
Net cash provided by operating activities	80,612	74,064	108,349

Cash flows from investing activities:
Purchase of property, plant and equipment	(12,002)	(14,108)	(12,126)
Purchases of held to maturity U.S. Treasury securities	-	(131,309)	(59,992)
Proceeds from held to maturity securities	950	167,907	19,918
Payment for equity method investment	-	-	(10,282)
Investment in related party notes receivable	-	(785)	(2,152)
Proceeds from disposal/sale of property, plant and equipment	7,804	883	6,036
Acquisition of business, net of cash acquired	-	(320,481)	-
Proceeds from sale of business	-	-	5,063
Net cash used in investing activities	(3,248)	(297,893)	(53,535)

(continued)

BEL FUSE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(dollars in thousands)

	Year Ended December 31,
	2025	2024	2023
Cash flows from financing activities:
Dividends paid to common shareholders	(3,465)	(3,453)	(3,492)
Purchase of treasury stock	-	(16,053)	(105)
Deferred financing costs	(681)	(1,736)	-
Borrowings under revolving line of credit	-	242,500	5,000
Proceeds of long-term debt	8,000	-	-
Repayments under revolving line of credit	(98,000)	(15,000)	(40,000)
Net cash (used in) provided by financing activities	(94,146)	206,258	(38,597)
Effect of exchange rate changes on cash	6,329	(3,547)	2,888

Net (decrease) increase in cash and cash equivalents	(10,453)	(21,118)	19,105
Cash and cash equivalents - beginning of year	68,253	89,371	70,266
Cash and cash equivalents - end of year	$57,800	$68,253	$89,371

Supplemental cash flow information:
Cash paid during the year for:
Income taxes, net of refunds received	$23,731	$22,952	$25,056
Interest payments	$14,792	$5,795	$4,729
Redeemable noncontrolling interest assumed in exchange for acquired net assets	$-	$72,354	$-
ROU assets obtained in exchange for lease obligations	$4,763	$6,870	$5,999

See accompanying notes to consolidated financial statements.

BEL FUSE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2025, 2024 AND 2023

1.	DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Bel Fuse Inc. and subsidiaries ("Bel," the "Company," "we," "us," and "our") design, manufacture and market critical electronic components, systems and solutions for customers in the aerospace, defense, industrial, and data-driven markets. Bel delivers a comprehensive portfolio of solutions including power systems, high-reliability connectors and cable assemblies, circuit protection, and networking products that enable Original Equipment Manufacturers (OEMs) to bring their innovations to market. We manage our operations through our two reportable operating segments, Aerospace, Defense & Rugged Solutions (“ADRS”) and Industrial Technology & Data Solutions (“ITDS”).

During the first quarter of 2026, Bel Fuse Inc. (the “Company”) implemented a change in its internal organizational and reporting structure to better align management reporting with customer end markets. As a result, effective March 31, 2026, the Company updated the reportable segment view used by the Company’s Chief Operating Decision Maker (“CODM”), the chief executive officer, to assess performance and allocate resources. The CODM has not changed.

Following this change, the Company has two reportable segments: (i) Aerospace, Defense & Rugged Solutions and (ii) Industrial Technology & Data Solutions. Prior period segment information has been recast to conform to the current period presentation. Accordingly, prior-year segment amounts have been recast for comparability to conform to the current period presentation.

The segment information in this Form 8-K has been recast to conform to the way we internally manage and monitor our business during fiscal year 2026. These changes primarily impacted Note 4 – “Revenue”, Note 5 – “Goodwill and Other Intangible Assets”, and Note 14 – “Segments”.

The Aerospace, Defense & Rugged Solutions segment primarily includes the Company’s legacy Connectivity Solutions business and Enercon operations. The Industrial Technology & Data Solutions segment primarily includes the Company’s legacy Power Solutions and Protection and Magnetic Solutions operations. These segment descriptions reflect how results are reviewed by the CODM.

All amounts included in the tables to these notes to consolidated financial statements, except per share amounts, are in thousands.

Principles of Consolidation - The consolidated financial statements include all of the accounts of the Company and its wholly owned subsidiaries. In accordance with the guidance under ASC Topic 810 "Consolidations", while the Company only owns an 80% interest in Enercon, the accompanying consolidated financial statements include 100% of Enercon's financial activity since the effective date of the acquisition. The redeemable noncontrolling interest is reported in the mezzanine (temporary equity) section of the accompanying consolidated balance sheet at December 31, 2025 and December 31, 2024. All intercompany transactions and balances have been eliminated in consolidation.

Estimates and Uncertainties - The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP") requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including but not limited to those related to product returns, provisions for bad debt, inventories, goodwill, intangible assets, investments, Supplemental Executive Retirement Plan ("SERP") expense, income taxes, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Cash, Cash Equivalents and Investments - Cash equivalents include short-term investments in money market funds and certificates of deposit with an original maturity of three months or less when purchased. Accounts at each U.S. institution are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $250,000. Substantially all of our U.S. cash and cash equivalents balances are in excess of the FDIC insured limit. The Company periodically invests its excess cash in money market funds and U.S. Treasury Bills. The Company's cash and cash equivalents are placed with high credit quality financial institutions.

The Company has held to maturity securities comprised of U.S. Treasury Bills. These investments were classified as held to maturity as the Company had the intent and ability to hold these investments until they matured. The table below shows the amortized costs, associated gross unrealized gains and associated fair value of the held to maturity securities at December 31, 2025 and 2024:

	December 31, 2025	December 31, 2024

Held to maturity U.S. Treasury securities
Amortized Cost	$-	$950
Gross Unrealized Gain	$-	$26
Fair Value	$-	$977

In determining the fair value of the Company's held to maturity U.S. Treasury securities, the Company utilized Level 1 inputs of the market price for comparable securities as of December 31, 2025 and on December 31, 2024.

Allowance for Credit Losses - The Company currently measures the expected credit losses based on our historical credit loss experience. The Company has not experienced significant recent or historical credit losses and is not forecasting any significant credit losses which would require adjustments to our methodology. If current conditions and supportable forecasts indicate that our historical loss experience is not reasonable and no longer supportable, the Company may adjust its historical credit loss experience to reflect these conditions and forecasts. The Company regularly analyzes its significant customer accounts and, when the Company becomes aware of a customer’s inability to meet its financial obligations, the Company records a specific reserve for bad debt to reduce the related receivable to the amount the Company reasonably believes is collectible. Aside from the related party loan further described in Note 2 "Investment and Impairment in Innolectric", there were no significant impairment losses related to our receivables in 2025 or 2024.

Effects of Foreign Currency – In non-U.S. locations that are not considered highly inflationary, we translate the non-equity components of our foreign balance sheets at the end of period exchange rates with translation adjustments accumulated within shareholders' equity on our consolidated balance sheets. We translate the statements of operations at the average exchange rates during the applicable period. In connection with foreign currency denominated transactions, including multi-currency intercompany payable and receivable transactions and loans, the Company incurred net realized and unrealized currency exchange (losses) gains of $10.8 million, ($1.9) million and ($1.4) million for the years ended December 31, 2025, 2024 and 2023, respectively, which were included in other expense, net on the consolidated statements of operations.

Concentration of Credit Risk - Financial instruments which potentially subject us to concentrations of credit risk consist principally of accounts receivable and temporary cash investments. We grant credit to customers that are primarily original equipment manufacturers, subcontractors of original equipment manufacturers and distributors based on an evaluation of the customer's financial condition, without requiring collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. We control our exposure to credit risk through credit approvals, credit limits and monitoring procedures and establish allowances for anticipated losses.  See Note 14, "Segments," for disclosures regarding significant customers.

Inventories - Inventories are stated at the lower of cost or net realizable value. Material costs are determined by standard costs or weighted average cost, both of which approximate actual costs. Costs related to inventories include raw materials, direct labor and manufacturing overhead which are included in cost of sales on the consolidated statements of operations upon sale.

Revenue Recognition – Revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for these goods and services. Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by the Company from a customer, are excluded from revenue. Shipping and handling costs associated with outbound freight after control over a product has transferred to a customer are accounted for as a fulfillment cost and are included in cost of sales.

Product Warranties – Warranties vary by product line and are competitive for the markets in which the Company operates. Warranties generally extend for one to three years from the date of sale, providing customers with assurance that the related product will function as intended. The Company reviews its warranty liability quarterly based on an analysis of actual expenses and failure rates accompanied with estimated future costs and projected failure rate trends. Factors taken into consideration when evaluating our warranty reserve are (i) historical claims for each product, (ii) volume increases, (iii) life of warranty, (iv) historical warranty repair costs and (v) other factors. To the extent that actual experience differs from our estimate, the provision for product warranties will be adjusted in future periods. Actual warranty repair costs are charged against the reserve balance as incurred.  See Note 12, "Accrued Expenses."

Product Returns – We estimate product returns, including product exchanges under warranty, based on historical experience. In general, the Company is not contractually obligated to accept returns except for defective product or in instances where the product does not meet the Company's product specifications. However, the Company may permit its customers to return product for other reasons. In certain instances, the Company would generally require a significant cancellation penalty payment by the customer. The Company estimates such returns, where applicable, based upon management's evaluation of historical experience, market acceptance of products produced and known negotiations with customers. Such estimates are deducted from sales and provided for at the time revenue is recognized. Distribution customers often receive what is referred to as "ship and debit" arrangements, whereby Bel will invoice them at an agreed upon unit price upon shipment of product and a price reduction may be granted if the market price of the product declines after shipment.  Distributors may also be entitled to special pricing discount credits, and certain customers are entitled to return allowances based on previous sales volumes. Bel deducts estimates for anticipated credits, refunds and returns from sales each quarter based on historical experience.

Goodwill and Identifiable Intangible Assets – Goodwill represents the excess of the aggregate of the following: (1) consideration transferred, (2) the fair value of any noncontrolling interest in the acquiree and, (3) if the business combination is achieved in stages, the acquisition-date fair value of our previously held equity interest in the acquiree over the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed.

Identifiable intangible assets consist primarily of patents, licenses, trademarks, trade names, customer lists and relationships, non-compete agreements and technology-based intangibles and other contractual agreements. We amortize finite-lived identifiable intangible assets over the shorter of their stated or statutory duration or their estimated useful lives, ranging from 1 to 17 years, on a straight-line basis to their estimated residual values and periodically review them for impairment. Total identifiable intangible assets comprise 23.3% and 24.4% at December 31, 2025 and 2024, respectively, of our consolidated total assets.

We use the acquisition method of accounting for those business combinations in which we acquire 100% of the equity. We do not amortize goodwill or intangible assets with indefinite useful lives. Goodwill and intangible assets with indefinite useful lives are tested for possible impairment annually during the fourth quarter of each fiscal year or more frequently if events or changes in circumstances indicate that the asset might be impaired.

Impairment and Disposal of Long-Lived Assets – For definite-lived intangible assets, such as customer relationships, contracts, intellectual property, and for other long-lived assets, such as property, plant and equipment, whenever impairment indicators are present, we perform a review for impairment. We calculate the undiscounted value of the projected cash flows associated with the asset, or asset group, and compare this estimated amount to the carrying amount. If the carrying amount is found to be greater, we record an impairment loss for the excess of book value over the fair value. In addition, in all cases of an impairment review, we re-evaluate the remaining useful lives of the assets and modify them, as appropriate. At December 31, 2025, no property was classified as assets held for sale within other current assets on the accompanying condensed consolidated balance sheets. Accordingly, no impairment testing was performed during 2025. At December 31, 2024, a total of $2.1 million of property was classified as assets held for sale (within other current assets) on the accompanying consolidated balance sheet, related to properties in the People’s Republic of China ("PRC") and Glen Rock, Pennsylvania, which were being exited in connection with recent restructuring initiatives and facility consolidation efforts. These assets were evaluated for impairment during 2024, and it was determined that no impairment existed.

For indefinite-lived intangible assets, such as goodwill, trademarks and tradenames, each year and whenever impairment indicators are present, we determine the fair value of the asset and record an impairment loss for the excess of book value over the fair value, if any. During the year ended December 31, 2024, the Company recorded a $0.4 million impairment charge related to its CUI tradename in connection with a significant change in market conditions due to trade restrictions placed on one of CUI's large suppliers in the PRC by the U.S. government. In addition, in all cases of an impairment review we re-evaluate whether continuing to characterize the asset as indefinite-lived is appropriate. See Note 5, "Goodwill and Other Intangible Assets," for additional details.

Depreciation - Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated primarily using the straight-line method over the estimated useful life of the asset. The estimated useful lives primarily range from 1 to 33 years for buildings and leasehold improvements, and from 3 to 14 years for machinery and equipment.

Redeemable Noncontrolling Interests - The Company reports noncontrolling interests in the mezzanine (“temporary equity”) section, between liabilities and equity, of the consolidated balance sheets, to the extent that such noncontrolling interests have redemption features, such as a put/call option (which did not qualify for bifurcation), that is redeemable at a fixed or determinable price on a fixed or determinable date at the option of the holder, or upon the occurrence of an event that is not solely within the control of the Company. Due to its redeemable features that are outside the control of the Company, the redeemable noncontrolling interest is and will continue to be reported in the mezzanine section in the consolidated balance sheets for as long as the put option is exercisable by the option holder. The carrying amount of the redeemable noncontrolling interest, initially valued at fair value as part of acquisition accounting, is adjusted each reporting period to equal the greater of the (i) redemption value or (ii) carrying value of the noncontrolling interest, adjusted each reporting period for income or loss attributable to the noncontrolling interest and any distributions made to date. This subsequent valuation method is in accordance with policy elections made by the Company in its accounting for the redeemable noncontrolling interest. The redemption value is calculated based on a pre-determined multiple of trailing twelve-months EBITDA (as defined in the Purchase Agreement as further described in Note 3, "Acquisition." Any measurement adjustments, if applicable, to the redeemable noncontrolling interest are recognized as an adjustment to net earnings attributable to noncontrolling interest on the consolidated statement of operations. Net earnings attributable to redeemable noncontrolling interest is classified below net earnings. Earnings per share is determined after the impact of the redeemable noncontrolling interest's share in net earnings of the Company. Refer to Note 3, "Acquisition", herein for further details related to the redeemable noncontrolling interest.

Derivative Financial Instruments - As part of our risk management strategy, when considered appropriate, the Company uses derivative financial instruments including foreign currency forward contracts and interest rate swap agreements to hedge against certain foreign currency and interest rate exposures. The intent is to mitigate gains and losses caused by the underlying exposures with offsetting gains and losses on the derivative contracts. By policy, Bel does not enter into speculative positions with derivative instruments.

The Company records all derivatives as assets or liabilities on our consolidated balance sheets at their fair values. Gains and losses from the changes in values of these derivatives are accounted for based on the use of the derivative and whether it qualifies for hedge accounting. The Company's interest rate swaps and foreign currency forward contracts related to the Chinese renminbi (both further described in Note 13, "Derivative Instruments and Hedging Activities") have been designated as cash flow hedges and as such, gains/losses are recorded in accumulated other comprehensive loss ("AOCL") until such time the hedged item affects earnings.

The counterparties to our derivative financial instruments consist of several major international financial institutions. We regularly monitor the financial strength of these institutions. While the counterparties to these contracts expose us to the potential risk of credit-related losses in the event of a counterparty’s non-performance, the risk would be limited to the unrealized gains on such affected contracts.

Income Taxes - We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. See Note 10, “Income Taxes.” We record net deferred tax assets to the extent we believe these assets will more-likely-than-not be realized. In making such determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. We have established valuation allowances for deferred tax assets that are not likely to be realized. In the event we were to determine that we would be able to realize our deferred income tax assets in the future in excess of our net recorded amount, we would adjust the valuation allowance, which would reduce the provision for income taxes. We establish liabilities for tax contingencies when, despite the belief that our tax return positions are fully supported, it is more likely than not that certain positions may be challenged and may not be fully sustained. The tax contingency liabilities are analyzed on a quarterly basis and adjusted based upon changes in facts and circumstances, such as the conclusion of federal and state audits, expiration of the statute of limitations for the assessment of tax, case law and emerging legislation. Our effective tax rate includes the effect of tax contingency liabilities and changes to the liabilities as considered appropriate by management.

Earnings per Share – We utilize the two-class method to report our earnings per share. The two-class method is an earnings allocation formula that determines earnings per share for each class of common stock according to dividends declared and participation rights in undistributed earnings. The Company's Restated Certificate of Incorporation, as amended, states that the Company's Class B common shares, par value $0.10 per share (the "Class B common stock," "Class B common shares" or "Class B shares"), are entitled to dividends at least 5% greater than dividends paid to Class A common shares, par value $0.10 per share (the "Class A common stock," "Class A common shares" or "Class A shares," and collectively with the Class B common stock, the "common stock" or the "common shares"), resulting in the two-class method of computing earnings per share.  In computing earnings per share, the Company has allocated dividends declared to Class A and Class B shares based on amounts actually declared for each class of stock and 5% more of the undistributed earnings have been allocated to Class B shares than to the Class A shares on a per share basis. Basic earnings per common share are computed by dividing net earnings by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share, for each class of common stock, are computed by dividing net earnings by the weighted-average number of common shares and potential common shares outstanding during the period. There were no potential common shares outstanding during the years ended December 31, 2025, 2024 or 2023 which would have had a dilutive effect on earnings per share.

The earnings and weighted average shares outstanding used in the computation of basic and diluted earnings per share are as follows:

	Years Ended December 31,
	2025	2024	2023
Numerator:
Net earnings attributable to Bel shareholders	$61,536	$40,960	$73,831
Less dividends declared:
Class A	508	508	512
Class B	2,957	2,931	2,997
Undistributed earnings	$58,071	$37,521	$70,322

Undistributed earnings allocation:
Class A undistributed earnings	$9,329	$6,064	$11,318
Class B undistributed earnings	48,742	31,457	59,004
Total undistributed earnings	$58,071	$37,521	$70,322

Net earnings allocation:
Class A net earnings	$9,837	$6,572	$11,830
Class B net earnings	51,699	34,388	62,001
Net earnings	$61,536	$40,960	$73,831

Denominator:
Weighted average shares outstanding:
Class A - Basic and Diluted	2,115	2,124	2,142
Class B - Basic	10,525	10,491	10,634
Class B - Diluted	10,546	10,491	10,634

Net earnings per share attributable to Bel shareholders:
Class A - Basic and Diluted	$4.65	$3.10	$5.52
Class B - Basic	$4.91	$3.28	$5.83
Class B - Diluted	$4.90	$3.28	$5.83

Research and Development ("R&D") - Our engineering groups are strategically located around the world to facilitate communication with and access to customers' engineering personnel. This collaborative approach enables partnerships with customers for technical development efforts. On occasion, we execute non-disclosure agreements with our customers to help develop proprietary, next generation products destined for rapid deployment. R&D costs are expensed as incurred, and are shown as a separate line within operating expenses on the consolidated statements of operations. Generally, R&D is performed internally for the benefit of the Company. R&D costs include salaries, building maintenance and utilities, rents, materials, administration costs and miscellaneous other items. R&D expenses for the years ended  December 31, 2025, 2024 and 2023 amounted to $30.9 million, $23.6 million and $22.5 million, respectively.

Fair Value Measurements - We utilize the accounting guidance for fair value measurements and disclosures for all financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis or on a nonrecurring basis during the reporting period. The fair value is an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants based upon the best use of the asset or liability at the measurement date. The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability. We classify our fair value measurements based on the lowest level of input included in the established three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers are defined as follows:

Level 1 - Observable inputs such as quoted market prices in active markets

Level 2 - Inputs other than quoted prices in active markets that are either directly or indirectly observable

Level 3 - Unobservable inputs about which little or no market data exists, therefore requiring an entity to develop its own assumptions

For financial instruments such as cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, the carrying amount approximates fair value because of the short maturities of such instruments. See Note 6, "Fair Value Measurements," for additional disclosures related to fair value measurements.

Recently Issued Accounting Standards

Recently Adopted Accounting Standards

In December 2023, the Financial Accounting Standards Board ("FASB") issued Accounting Standard Update ("ASU") 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which focuses on the rate reconciliation and income taxes paid. ASU 2023-09 requires a public business entity (PBE) to disclose, on an annual basis, a tabular rate reconciliation using both percentages and currency amounts, broken out into specified categories with certain reconciling items further broken out by nature and jurisdiction to the extent those items exceed a specified threshold. In addition, all entities are required to disclose income taxes paid, net of refunds received disaggregated by federal, state/local, and foreign and by jurisdiction if the amount is at least 5% of total income tax payments, net of refunds received. The Company adopted this ASU on a retrospective basis from 2023.  Refer to Note 10, "Income Taxes", for the inclusion of new disclosures required.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires a public entity to disclose significant segment expenses and other segment items on an annual and interim basis and provide in interim periods all disclosures about a reportable segment’s profit or loss and assets that prior to adoption of this guidance had been required annually. Additionally, it requires a public entity to disclose the title and position of the Chief Operating Decision Maker ("CODM"). The ASU does not change how a public entity identifies its operating segments, aggregates them, or applies the quantitative thresholds to determine its reportable segments. In the fourth quarter of 2024, the Company adopted this guidance and applied the amendments retrospectively to all prior periods presented in the accompanying financial statements. This adoption only impacted our disclosures and did not have any impact to our results of operations, cash flows and financial condition. See Note 14, "Segments", for applicable reportable segment disclosures required by this guidance.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. ASU 2020-04 provides temporary optional guidance on contract modifications and hedge accounting to ease the financial reporting burdens of the market transition from the London Interbank Offered Rate (“LIBOR”) to alternative reference rates. In January 2021, the FASB issued ASU 2021-01, which refined the scope of Topic 848 and clarified some of its guidance as part of the FASB’s monitoring of global reference rate activities. This updated guidance was effective upon issuance, and the Company was initially allowed to elect to apply the amendments prospectively through December 31, 2022. In December 2022, the FASB issued ASU 2022-06, Reference Rate Reform (Topic 848), Deferral of the Sunset Date of Topic 848, which extended the date by which companies could elect to apply the amendments to December 31, 2024. During January 2023, the Company amended its credit agreement and related interest rate swap agreements to transition the reference rate from LIBOR to a Secured Overnight Financing Rate ("SOFR") effective January 31, 2023. In connection with these amendments, the Company adopted ASU 2020-04 in the first quarter of 2023 and elected to apply the relevant practical expedients within the guidance. The adoption of this guidance did not have a material impact on the Company's consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as amended. The new guidance broadens the information that an entity must consider in developing its expected credit loss estimates related to its financial instruments and adds to U.S. GAAP an impairment model that is based on expected losses rather than incurred losses. On January 1, 2023, the Company adopted ASU 2016-13. The adoption of this standard did not have a material impact on the Company's consolidated financial statements.

Accounting Standards Issued But Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which is intended to improve disclosures about a PBE's expenses and address requests from investors for more detailed information about the types of expenses in commonly presented expense captions. Such information is intended to allow investors to better understand an entity's performance, assess future cash flows, and compare performance over time and with other entities. The amendments will require PBEs to disclose in the notes to the financial statements, at each interim and annual reporting period, specific information about certain costs and expenses, including purchases of inventory, employee compensation, depreciation, and intangible asset amortization included in each expense caption presented on the face of the income statement, and the total amount of an entity's selling expenses. The amendments are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027, and may be applied either prospectively or retrospectively. Early adoption is permitted. The Company is currently evaluating the impact of adopting this guidance on the consolidated financial statements.

2.	INVESTMENT AND IMPAIRMENT IN INNOLECTRIC

On February 1, 2023, the Company closed on a noncontrolling (one-third) investment in Germany-based innolectric AG (“innolectric”) for consideration of €8.0 million (approximately $8.8 million as of the February 2023 closing). Transaction costs associated with the Company's investment in innolectric amounted to $1.3 million and these costs had been recorded as part of the carrying value of the investment. Under the terms of the investment agreement, if innolectric achieved certain EBITDA thresholds within a specified timeframe, the Company would be committed to acquiring the remaining shares of innolectric at that time. The accompanying consolidated balance sheet as of December 31, 2024 reflects the fair value as of the February 2023 closing of the initial one-third equity method investment, inclusive of transaction costs, of $11.0 million, and a separate liability of $1.0 million associated with the net fair value of the put and call options related to the remaining shares pursuant to the agreement in the event certain profitability thresholds were met.

This passive investment was intended to create a strategic alliance focused on Electric Vehicles (“EV”) on-board power electronics, and in particular next generation fast-charging technology. Our investment in innolectric was accounted for using the equity method and we had determined that the innolectric investment was not a variable interest entity (VIE). Results from this investment have been included in Bel's Industrial Technology & Data Solutions segment within other income (expense), net and amounted to losses of $0.4 million and $0.6 million during the years ended December 31, 2025 and 2024, respectively. The Company adopted a policy to record its share of innolectric's results on a one-month lag on a consistent basis to allow time for innolectric to provide its financial statements to Bel.

Related Party Transactions

From time to time, the Company provided cash loans to innolectric to fund working capital needs and further business development. At December 31, 2024, the Company had related party loans to innolectric in the aggregate amount of €2.8 million (approximately $2.9 million at the December 31, 2024 exchange rate). These loans bore interest at a rate of 5% per annum. These balances are shown as a related-party note receivable on the accompanying consolidated balance sheet at December 31, 2024.

Impairment and Write-off of Investment

On November 26, 2025, Bel's management concluded that an other-than-temporary impairment charge was required in connection with the Company’s noncontrolling minority investment in innolectric and related party notes receivable. This determination was made based upon indicators of impairment including the majority owner’s cessation of financial support of innolectric, which resulted in the commencement of insolvency proceedings against innolectric’s assets in the fourth quarter of 2025, together with other indicators of impairment including recent financial performance, changes in market conditions, and other relevant factors affecting innolectric’s business.

The Company assessed the carrying value of its investment and related party loans and determined that the decline in value was other than temporary. Indicators supporting this conclusion included significant adverse changes in innolectric’s business and financial condition, prolonged losses, and the cessation of financial support from the majority owner. As a result, Bel recorded a pre-tax impairment charge of approximately $13.1 million in the fourth quarter of 2025, consisting of:

●	Full impairment of the equity investment ($9.9 million)
●	Full impairment of related party loans ($4.3 million)
●	Derecognition of the call option liability ($1.1 million gain)

The impairment charge reflects the expectation that recovery of any material value from the investment or related loans is remote, given the priority of secured creditors and Bel’s minority position in the insolvency proceedings. The call option liability was derecognized as the option is no longer exercisable or has no value due to innolectric’s financial collapse. As of December 31, 2025, there is no value on the consolidated balance sheet related to the equity method investment, related party note receivable or call option liability.

3.	ACQUISITION

Acquisition of Enercon

On November 14, 2024, the Company closed on its acquisition of its majority 80% stake in Enercon Technologies, Ltd. (“Enercon”), pursuant to the terms of the Share Purchase Agreement, dated as of September 19, 2024 (the “Purchase Agreement”), by and among the Company, Enercon, and FF3 Holdings, L.P., for itself and as Sellers’ Representative (“FF3”), and each of the other seller parties signatory thereto (collectively with FF3, the “Sellers”). Enercon is a leading supplier of highly customized power conversion and networking solutions to aerospace and defense markets globally, providing robust and reliable solutions across air, land and sea applications.  Enercon is based in Netanya, Israel with additional facilities in New Hampshire, U.S. and Haryana, India.

Under the terms of the Purchase Agreement, on the November 14, 2024 closing date (and deemed effective solely for accounting purposes as of November 1, 2024), Bel acquired from the Sellers 80% of the issued and outstanding share capital of Enercon on a fully-diluted basis for (i) a cash purchase price of $320 million (subject to customary adjustments), plus (ii) up to $10 million in potential earnout payments for the 2025-2026 period (the “Earnout Payments”), as further described below (the “Transaction” or the "acquisition"). Bel may acquire the remaining 20% stake in Enercon and has the current intention to so purchase such remaining interest by early 2027 in accordance with the terms and subject to the conditions of a shareholders’ agreement, which was also entered into on November 14, 2024.

At the closing, Bel paid an aggregate of approximately $325.6 million in cash in respect of the cash purchase price (after giving effect to estimated adjustments taken at closing including for Enercon’s cash, indebtedness, net working capital and unpaid transaction costs, and subject to further adjustment post-closing). Bel funded the closing of the Transaction through cash on hand of approximately $85.6 million and with approximately $240 million provided through incremental borrowings under the Company’s revolving credit facility, as amended in connection with the Transaction.

The potential Earnout Payments may become payable of up to $5.0 million for each of the fiscal 2025 and fiscal 2026 earnout periods (each, an “Earnout Period”), subject to Enercon’s achievement of certain specified EBITDA targets for each respective Earnout Period, as calculated and determined in accordance with the Purchase Agreement.  In the event that (i) the target for the respective Earnout Period has been achieved, the full $5.0 million Earnout Payment for the Earnout Period shall be payable, or (ii) achievement for the respective Earnout Period is at least 90% of the target level but less than 100% of the target level, then the amount payable in respect of the Earnout Payment for such Earnout Period shall be $2.5 million. In the event that achievement for the respective Earnout Period is less than 90% of the target level, no Earnout Payment shall be due for such period.

During the year ended December 31, 2024, the Company incurred $12.9 million of acquisition-related costs associated with the Transaction primarily for investment banker fees, legal fees, audit-related fees and other consulting costs. These costs are included in selling, general and administrative expenses on the consolidated statements of operations.

The accounting related to the Enercon acquisition has been completed as of the filing date of this Form 10-K. The following table presents the Company’s final determination of the acquisition date fair values of the consideration paid, identifiable net assets acquired, and goodwill. All valuations and the purchase price allocation are now finalized, and no further adjustments are anticipated.

	Acquisition Date
	Fair Values
	(as adjusted)
Cash	$3,590
Accounts receivable	21,088
Inventories	42,271	(a)
Other current assets	4,144
Property, plant and equipment	9,357	(b)
Intangible assets	189,700	(c)
Other assets	3,496
Total identifiable assets	273,646

Accounts payable	9,585
Accrued expenses	6,670
Other current liabilities	5,104
Noncurrent liabilities	34,331	(d)
Total liabilities assumed	55,690
Net identifiable assets acquired	217,956
Goodwill	186,714	(e)
Net assets acquired	$404,670

Cash paid	$324,071
Fair value of contingent consideration	3,300
Fair value of noncontrolling interest	72,354	(f)
Fair value of seller note	4,945	(g)
Fair value of consideration transferred	404,670
Deferred consideration	(80,599)
Total consideration paid	$324,071

(a)	The inventories noted include a step-up in fair value of $2.4 million.

(b)	The property, plant and equipment noted above includes a $3.7 million step-up based on acquisition-date fair value.

(c)

The fair value of identifiable intangible assets related to Enercon is shown in the table below. For those intangible assets with finite lives, the acquisition-date fair values will be amortized over their respective estimated future lives utilizing the straight-line method.

	Acquisition Date	Weighted Average
	Fair Value	Amortization Period
Trademarks	$21,900	Indefinite
Customer relationships	130,300	17 years
Technology	37,500	15 years
Total intangible assets acquired	$189,700

(d)	Deferred taxes have been established on the previously-mentioned step-ups for inventories, property, plant and equipment and intangible assets.

(e)

The goodwill is identifiable to the Aerospace, Defense & Rugged Solutions reportable segment and is attributable to expected synergies from combining operations, as well as intangible assets that do not qualify for separate recognition. All goodwill will be deductible for tax purposes over a period of 15 years.

(f)

In connection with its acquisition of Enercon, the Company recorded a redeemable noncontrolling interest which was initially recorded at a fair value of $72.4 million as of the acquisition date utilizing the Monte Carlo simulation. Inputs to this valuation approach included the projected EBITDA (as defined in the Purchase Agreement) for fiscal year 2026, a market price risk adjustment for the EBITDA of 8.4%, an EBITDA volatility measure of 51% and a forward rate of 4.08%.

(g)	In connection with its acquisition of Enercon, the Company assumed a related party loan payable to FF3 in the amount of $4.9 million.

The results of operations of Enercon have been included in the Company’s consolidated financial statements for the period from November 1, 2024 through December 31, 2025. The activity between the accounting effective date of November 1, 2024 and the legal close date of November 14, 2024 was not material to Bel's financial statements. During the year ended December 31, 2024, Enercon contributed revenue of $20.8 million and net earnings of approximately $1.0 million to the Company’s consolidated financial results.

The following unaudited pro forma information presents a summary of the combined results of operations of the Company and the results of Enercon for the periods presented as if the Transaction had occurred on January 1, 2023, along with certain pro forma adjustments. These pro forma adjustments give effect to the amortization of certain definite-lived intangible assets, adjusted depreciation based upon fair value of assets acquired, interest expense and amortization of deferred financing costs related to the financing of the acquisition, and related tax effects. The 2023 unaudited pro forma net earnings were adjusted to include a non-recurring expense related to a fair value adjustment to acquisition-date inventory of $2.4 million ($1.8 million after tax) during the year ended December 31, 2023. The pro forma results do not reflect the realization of any potential cost savings, or any related integration costs. Certain cost savings may result from the acquisition; however, there can be no assurance that these cost savings will be achieved. The pro forma results also exclude the impact of any change in the redemption value of the noncontrolling interest. The unaudited pro forma results are presented for illustrative purposes only and are not necessarily indicative of the results that would have actually been obtained if the acquisition had occurred on the assumed dates, nor is the pro forma data intended to be a projection of results that may be obtained in the future:

	Year Ended
	December 31,
	2024	2023
Revenue, net	$632,130	$735,522
Net earnings	56,154	56,448
Less: Net earnings attributable to non-controlling interest	4,131	1,176
Net earnings attributable to Bel Fuse	$52,023	$55,272
Earnings per Class A common share - basic and diluted	$3.94	$4.13
Earnings per Class B common share - basic and diluted	$4.16	$4.37

During 2024, the acquisition of Enercon resulted in a noncontrolling interest holder who is entitled to a put option, giving the Sellers the ability to put their redeemable interest in the shares of the acquiree to the Company. Specifically, if exercised by the noncontrolling interest holder, the Company would be required to purchase the remaining 20% of the Seller's redeemable interest, at a redemption price during specified time period(s) stipulated in the Enercon acquisition agreement. Upon acquisition, the redeemable noncontrolling interest was initially valued at a fair value of $72.4 million. The redeemable noncontrolling interest recorded on the accompanying consolidated balance sheet at December 31, 2025 and December 31, 2024 will remain in temporary equity until the applicable put-call option is either fully exercised or expires. At December 31, 2025 and December 31, 2024, the redeemable noncontrolling interest was adjusted to reflect its redemption value of $93.2 million and $80.6 million, respectively. The redemption value of the redeemable noncontrolling interest is generally calculated using Level 3 unobservable inputs based on a multiple of earnings. A roll forward of the redeemable noncontrolling interest for the years ended December 31, 2025 and December 31, 2024 is included in the accompanying consolidated statements of shareholders' equity and redeemable noncontrolling interest.

4.	REVENUE

Nature of Goods and Services

Our revenues are substantially derived from sales of our products which are utilized in aerospace, defense, industrial and data solution applications. Within Bel’s portfolio of products, we provide:

●  Power Supplies: AC/DC and DC/DC power conversion devices and circuit protection products.

●  Connectivity Products: connectors, cable assemblies, passive jacks and plugs

●  Magnetic Products: integrated connector modules and transformers

The Company also provides incremental services to our customers in the form of training, highly-customized product development services, technical support, special tooling, and other support as deemed necessary from time to time. For purposes of ASC 606, all such incremental services were concluded to be immaterial in the context of the contracts.

Types of Contracts

Substantially all of the Company's revenue is derived from contracts with its customers under one of the following types of contracts:

•

Direct with customer: This includes contracts with original equipment manufacturers (OEMs), original design manufacturers (ODMs), and contract manufacturers (CMs). The nature of Bel's products are such that they represent components which are installed in various end applications (e.g., servers, aircraft, missiles and rail applications). The OEMs, ODMs or CMs that purchase our product for further installation are our end customers. Contracts with these customers are broad-based and cover general terms and conditions. Details such as order volume and pricing are typically contained in individual purchase orders, and as a result, we view each product on each purchase order as an individual performance obligation. Incremental services included in the contracts, such as training, highly-customized product development services, tooling and other customer support are determined to be immaterial in the context of the contract, both individually and in the aggregate. Revenue under these contracts is generally recognized at a point in time, generally upon shipping or delivery, which closely mirrors the shipping terms dictated by the applicable contract.

•

Distributor: Distribution customers buy product directly from Bel and sell it in the marketplace to end customers. Bel contracts directly with the distributor. These contracts are typically global in nature and cover a variety of our product groups. Similar to contracts with OEMs, ODMs and CMs, each product on each purchase order is considered an individual performance obligation. Revenue is recognized at a point in time, generally upon shipping or delivery, which closely mirrors the shipping terms dictated by the applicable contract.

•

Customer-Designated Hub Arrangements: These customers operate under a type of concession agreement whereby the Company ships goods to a warehouse or hub, where they will be pulled by the customer at a later date. The terms specified in the customer-designated hub contracts specify that the Company will not invoice the customer for product until it is pulled from the warehouse or hub. Once product arrives at the hub, it is generally not returned to Bel unless there is a warranty issue (see Note 1, "Description of Business and Summary of Significant Accounting Policies - Product Warranties" above). Similar to the contracts described above, each product on each purchase order is considered an individual performance obligation. Under ASC 606, it was determined that the majority of these hubs are customer-controlled, and therefore control transfers to the customer upon either delivery from Bel's warehouse, or arrival at the customer-controlled hub, depending upon the applicable shipping terms. Revenue is therefore recognized as control of the product is transferred to the customer (for customer-controlled hubs, this is at the time product is shipped to the hub). The accompanying consolidated balance sheet reflects a corresponding unbilled receivable balance, as we do not have the right to invoice the customer until product is pulled from the hub.

•

Licensing Agreements: License agreements are only applicable to our ITDS segment, and include provisions for Bel to receive sales-based royalty income related to the licensing of Bel's patents or other intellectual property (IP) utilized by a third-party entity. Income related to these agreements is tracked by the licensee throughout the year based on their sales of product that utilize Bel's IP, and that data is reported to Bel either on a quarterly or annual basis, with payment generally received within 30 days of the reporting date. Our performance obligation is satisfied upon delivery of the IP at the beginning of the license period, as the licenses are functional in nature. However, the recognition of revenue associated with these licenses is subject to the sales- or usage-based constraint on variable consideration. As such, the Company records a constrained estimate of this variable consideration as royalty income in the period of the underlying customers' product sales, with adjustments made as actual licensee sales data becomes available.

Significant Payment Terms

Contracts with customers indicate the general terms and conditions in which business will be conducted for a set period of time. Individual purchase orders state the description, quantity and price of each product purchased. Payment for products sold under direct contracts with customers or contracts with distributors is typically due in full within 30-90 days from the transfer of title to the customer. Payment for products sold under our customer-designated hub arrangements is typically due within 60 days of the customer pulling the product from the hub. Payment due related to our licensing agreements is generally within 30 days of receiving the licensee sales data, which is either on a quarterly or annual basis.

Since the customer agrees to a stated price for each product on each purchase order, the majority of contracts are not subject to variable consideration. However, the "ship and debit" arrangements with distributors, royalty income associated with our licensing agreements, and the product returns described above are each deemed to be variable consideration which requires the Company to make constrained estimates based on historical data. At the time of adoption, the Company elected to apply the practical expedient permitted under ASC Topic 606, “Revenue from Contracts with Customers.” This expedient allows entities not to adjust the promised consideration in a contract for the effects of a significant financing component if the period between the transfer of control of goods or services to the customer and receipt of payment is one year or less. The Company assessed its contracts and determined that the timing difference between the transfer of control and payment is typically less than one year. Accordingly, the Company recognizes revenue at the amount of consideration to which it expects to be entitled without separately presenting or recognizing interest income or interest expense related to the timing of payment.

Disaggregation of Revenue

The following table provides information about disaggregated revenue by geographic region and sales channel, and includes a reconciliation of the disaggregated revenue to our reportable segments:

	Year Ended December 31, 2025
	Aerospace, Defense & Rugged Solutions	Industrial Technology & Data Solutions	Consolidated

By Geographic Region:
North America	$250,674	$196,698	$447,372
EMEA	45,807	58,779	104,586
Asia	72,381	51,116	123,497
	$368,862	$306,593	$675,455

By Sales Channel:
Direct to customer	$289,034	$207,609	$496,643
Through distribution	79,828	98,984	178,812
	$368,862	$306,593	$675,455

	Year Ended December 31, 2024
	Aerospace, Defense & Rugged Solutions	Industrial Technology & Data Solutions	Consolidated

By Geographic Region:
North America	$183,684	$178,476	$362,160
EMEA	42,581	61,710	104,291
Asia	14,923	53,418	68,341
	$241,188	$293,604	$534,792

By Sales Channel:
Direct to customer	$159,195	$198,586	$357,781
Through distribution	81,993	95,018	177,011
	$241,188	$293,604	$534,792

	Year Ended December 31, 2023
	Aerospace, Defense & Rugged Solutions	Industrial Technology & Data Solutions	Consolidated

By Geographic Region:
North America	$172,518	$275,275	$447,793
EMEA	32,689	65,830	98,519
Asia	5,365	88,136	93,501
	$210,572	$429,241	$639,813

By Sales Channel:
Direct to customer	$130,893	$308,436	$439,329
Through distribution	79,679	120,805	200,484
	$210,572	$429,241	$639,813

Contract Assets and Contract Liabilities:

A contract asset results when goods or services have been transferred to the customer but payment is contingent upon a future event, other than passage of time. In the case of our customer-controlled hub arrangements, we are unable to invoice the customer until product is pulled from the hub by the customer, which generates an unbilled receivable (a contract asset) when revenue is initially recognized.

A contract liability results when cash payments are received or due in advance of our performance obligation being met. We have certain customers who provide payment in advance of product being shipped, which results in deferred revenue (a contract liability).

The balances of the Company's contract assets and contract liabilities at December 31, 2025, 2024, and 2023 are as follows:

	December 31,	December 31,	December 31,
	2025	2024	2023
Contract assets - current (unbilled receivables)	$9,747	$4,994	$12,793
Contract liabilities - current (deferred revenue)	$9,767	$6,120	$3,046
Accounts receivable, net	$121,490	$111,376	$84,129

The change in balance of our unbilled receivables from December 31, 2024 to  December 31, 2025 primarily relates to a timing difference between the Company's performance (i.e. when our product is shipped to a customer-controlled hub) and the point at which the Company can invoice the customer per the terms of the customer contract (i.e. when the customer pulls our product from the customer-controlled hub). The deferred revenue balance is included within other current liabilities on the accompanying balance sheets.

A tabular presentation of the activity within the deferred revenue account for the years ended  December 31, 2025 and December 31, 2024 are presented below:

	Years Ended December 31,
	2025	2024
Balance, January 1	$6,120	$3,046
New advance payments received	94,624	17,551
Recognized as revenue during period	(90,977)	(14,469)
Currency translation	-	(8)
Balance, December 31	$9,767	$6,120

Transaction Price Allocated to Future Obligations:

The aggregate amount of transaction price allocated to remaining performance obligations that have not been fully satisfied as of  December 31, 2025 related to contracts that exceed one year in duration amounted to $20.2 million, with expected contract expiration dates that range largely from 2027 – 2030. It is expected that $2.7 million of this aggregate amount will be recognized in 2027, $0.5 million will be recognized in 2028 and the remainder will be recognized in years beyond 2028. The majority of the Company's orders received (but not yet shipped) at  December 31, 2025 is related to contracts that have an original expected duration of one year or less, for which the Company is electing to utilize the practical expedient available within the guidance, and are excluded from the transaction price related to these future obligations. The Company will generally satisfy the remaining performance obligations as we transfer control of the products ordered to our customers.

5.	GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

Goodwill represents the excess of the purchase price and related acquisition costs over the fair value assigned to the net tangible and other intangible assets acquired in a business acquisition. At December 31, 2025 and 2024, the Company's reportable operating segments were as follows:

•	Aerospace, Defense & Rugged Solutions: includes the 2010 acquisition of Cinch Connectors, the 2012 acquisitions of Fibreco Limited and GigaCom Interconnect, the 2013 acquisition of Array Connector, the 2014 acquisition of Emerson Network Power Connectivity Solutions, the 2021 acquisition of rms Connectors, the 2024 acquisition of Enercon, in addition to sales and an estimated allocation of expenses related to the ADRS segment manufactured at Bel sites that are not end market specific.

•	Industrial Technology & Data Solutions: includes the 2012 acquisition of Powerbox Italia, the 2013 acquisition of TE Connectivity's Coil Wound Magnetics business, the 2014 acquisition of ABB's Power Solutions business, the 2019 acquisition of the majority of CUI Inc.'s power products business, the 2021 acquisition of EOS, the 2023 equity method investment in innolectric, our Signal Transformer business, in addition to sales and an estimated allocation of expenses related to the ITDS segment manufactured at Bel sites that are not end market specific.

The changes in the carrying value of goodwill classified by our segment reporting structure for the year ended  December 31, 2025 are as noted in the table below.

	Total	Aerospace, Defense & Rugged Solutions	Industrial Technology & Data Solutions
Balance at January 1, 2024:
Goodwill, gross	$26,642	$8,019	$18,623
Goodwill, net	$26,642	$8,019	$18,623

Goodwill allocation related to acquisition	182,905	182,905	-
Foreign currency translation	(1,511)	(70)	(1,441)

Balance at December 31, 2024:
Goodwill, gross	$208,036	$190,854	$17,182
Goodwill, net	$208,036	$190,854	$17,182

Goodwill allocation related to acquisition	3,809	$3,809	$-
Foreign currency translation	2,976	395	2,581

Balance at December 31, 2025:
Goodwill, gross	$214,821	$195,058	$19,763
Goodwill, net	$214,821	$195,058	$19,763

During the year ended December 31, 2025, the Company recorded a measurement period adjustment of $3.8 million attributable to tax liabilities, with a corresponding increase to goodwill. This adjustment resulted from the finalization of the purchase price allocation following the filing of the Company's tax return on October 15, 2025. The adjustment reflects a refinement to estimated amounts previously recognized at the Enercon acquisition date and impacted only the balance sheet, with no effect on the current-period statement of comprehensive income. During the year ended December 31, 2024, the Company recognized $182.9 million of goodwill related to the Enercon acquisition, as further discussed in Note 3, "Acquisition." The Company has accumulated impairment charges totaling $137.5 million, which were incurred under a former segment and reporting unit structure which was in place prior to October 1, 2019.

As discussed in Note 6, "Fair Value Measurements", goodwill is reviewed for impairment on a reporting unit basis annually during the fourth quarter of each year and whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable. In testing goodwill for impairment, we may perform both a qualitative assessment and quantitative assessment. For the qualitative test, the assessment is based on a review of general macroeconomic conditions, industry and market conditions, changes in cost factors, overall financial performance (both actual and expected performance) and other reporting unit-specific events such as significant changes in management, customers, litigation or a change in the carrying amount of net assets. If it is determined that a potential impairment may exist, we would proceed with a quantitative assessment. In cases where we elect to perform a quantitative assessment, we estimate the fair value of these reporting units using a weighting of fair values derived from income and market approaches. Under the income approach, we determine the fair value of a reporting unit based on the present value of estimated future cash flows. Cash flow projections are based on management's estimates of revenue growth rates and operating margins, taking into consideration industry and market conditions. The discount rate used is based on a weighted average cost of capital adjusted for the relevant risk associated with the characteristics of the business and the projected cash flows. The market approach estimates fair value based on market multiples of revenue and earnings derived from comparable publicly traded companies with similar operating and investment characteristics as the reporting unit.

2025 Annual Impairment Test

On October 1, 2025, the Company completed a quantitative assessment of our annual goodwill impairment test for our four existing reporting units. We concluded that the fair value of the Company's Power Solutions and Protection segment, Cinch Connectivity Solutions, Enercon and CUI reporting units exceeded the carrying value and that there was no indication of impairment.

The excess of estimated fair values over carrying value, including goodwill for each of our reporting units that had goodwill as of the 2025 annual impairment test were as follows:

Reporting Unit	% by Which Estimated Fair Value Exceeds Carrying Value
Power Solutions and Protection	540%
Cinch Connectivity Solutions	391%
CUI	72%
Enercon	56%

2024 Annual Impairment Test

On October 1, 2024, the Company completed a quantitative assessment of our annual goodwill impairment test for our Power Solutions and Protection segment, Cinch Connectivity Solutions, and CUI reporting units. The Company performed a qualitative analysis (Step 0) on the reporting units as of the October 1, 2024 testing date and concluded that the fair value these reporting units exceeded the carrying value and that there was no indication of impairment.

As noted above, the fair value determined in connection with the goodwill impairment test completed in the fourth quarter of 2025 exceeded the carrying value for each reporting unit. Therefore, there was no impairment of goodwill. However, i f the fair value decreases in future periods, the Company may need to complete an interim goodwill impairment test and any potential goodwill impairment charge would be dependent upon the estimated fair value of the reporting unit at that time and the outcome of the impairm ent test. The fair values of the assets and liabilities of the reporting unit, including the intangible assets, could vary depending on various factors.

The future occurrence of a potential indicator of impairment, such as a decrease in expected net earnings, adverse equity market conditions, a decline in current market multiples, a sustained decrease in the price of our common stock, a significant adverse change in legal factors or business climates, an adverse action or assessment by a regulator, unanticipated competition, strategic decisions made in response to economic or competitive conditions, or a more-likely-than-not expectation that a reporting unit or a significant portion of a reporting unit will be sold or disposed of, could require an interim assessment for some or all of the reporting units before the next required annual assessment. In the event of significant adverse changes of the nature described above, it may be necessary for us to recognize an additional non-cash impairment of goodwill, which could have a material adverse effect on our consolidated financial condition and consolidated results of operations.

Other Intangible Assets

Other identifiable intangible assets include patents, technology, license agreements, non-compete agreements and trademarks. Amounts assigned to these intangible assets have been determined by management. Management considered a number of factors in determining the allocations, including valuations and independent appraisals. Trademarks have indefinite lives and are reviewed for impairment on an annual basis, or when there is a triggering event. Other intangible assets, excluding trademarks, are being amortized over 1 to 17 years.

The Company tests indefinite-lived intangible assets for impairment using a fair value approach, the relief-from-royalty method (a form of the income approach). At December 31, 2025, the Company's indefinite-lived intangible assets related to the trademarks acquired in the Enercon, CUI, Power Solutions, Connectivity Solutions, Cinch and Fibreco acquisitions.

The components of definite and indefinite-lived intangible assets are as follows:

	December 31, 2025			December 31, 2024
	Gross Carrying	Accumulated	Net Carrying	Gross Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
Patents, licenses and technology	$56,417	$15,642	$40,775	$56,628	$12,589	$44,039
Customer relationships	187,723	48,936	138,787	186,683	36,953	149,730
Trademarks	38,563	159	38,404	38,337	158	38,179
	$282,703	$64,737	$217,966	$281,648	$49,700	$231,948

The increases in gross carrying amounts noted above as of December 31, 2025 related to intangibles acquired in connection with the Enercon transaction, as further detailed in Note 3, "Acquisition." Amortization expense was $14.8 million, $6.5 million and $4.7 million during each of 2025, 2024 and 2023 respectively.

Estimated amortization expense for intangible assets for the next five years is as follows:

December 31,	Amortization Expense
2026	$14,781
2027	14,781
2028	14,715
2029	13,612
2030	12,259

2025 and 2024 Impairment Tests

The Company completed its annual indefinite-lived intangible assets impairment test as of October 1, 2025 and October 1, 2024. At the October 1, 2025 testing date, it was concluded that no indication of impairment was evident at the October 1, 2025 test date for the Company's indefinite-lived intangible assets. At the October 1, 2024 testing date, it was concluded that an impairment existed related to the Company's CUI tradename given the trade restrictions with one of its large suppliers in the PRC. In connection with the trade restriction, and the resulting loss of sales to our customers, the Company recorded a $0.4 million impairment charge related to the CUI tradename within the Company's ITDS segment during the year ended December 31, 2024. Management has concluded that the fair value of these trademarks exceeded the related carrying values at December 31, 2025 and  December 31, 2024, with no indication of impairment at either date.

6.	FAIR VALUE MEASUREMENTS

The following tables show the Company's cash, cash equivalents and other marketable and held to maturity securities by significant investment category as of December 31, 2025 and 2024:

	December 31, 2025
	Carrying value	Fair value	Cash and cash equivalents	Other Current Assets
Cash	$57,531	$57,531	$57,531	$-
Level 1:
Money market funds	1	1	1	-
Money market funds (Rabbi Trust)	586	586	-	586
Subtotal	587	587	1	586
Level 2:
Certificates of deposit and time deposits	1,859	2,121	268	1,591
Subtotal	1,859	2,121	268	1,591
Total	$59,977	$60,239	$57,800	$2,177

	December 31, 2024
	Carrying value	Fair value	Cash and cash equivalents	Other Current Assets
Cash	$66,917	$66,917	$66,917	$-
Level 1:
Money market funds	1	1	1	-
Money market funds (Rabbi Trust)	566	566	-	566
Subtotal	567	567	1	566
Level 2:
Certificates of deposit and time deposits	2,938	3,348	1,335	1,602
Subtotal	2,938	3,348	1,335	1,602
Total	$70,422	$70,832	$68,253	$2,168

As of December 31, 2025 and 2024, our available-for-sale securities primarily consisted of investments held in a rabbi trust which are intended to fund the Company’s Supplemental Executive Retirement Plan (“SERP”) obligations. These securities are measured at fair value using quoted prices in active markets for identical assets (Level 1) inputs and amounted to $0.6 million at December 31, 2025 and $0.6 million at December 31, 2024.

Throughout 2025 and 2024, the Company entered into a series of foreign currency forward contracts, the fair value of which was $1.8 million at  December 31, 2025 and ($1.0) million at December 31, 2024. The estimated fair value of foreign currency forward contracts is based on quotes received from the applicable counterparty, and represents the estimated amount we would receive or pay to settle the contracts, taking into consideration current exchange rates which can be validated through readily observable data from external sources (Level 2).

The Company is a party to two interest rate swap agreements as further described in Note 13, "Derivative Instruments and Hedging Activities." The fair value of the interest rate swap agreements was $0.9 million and $2.7 million at December 31, 2025 and 2024, respectively, which was based on data received from the counterparty, and represents the estimated amount we would receive or pay to settle the agreements, taking into consideration current and projected future interest rates as well as the creditworthiness of the parties, all of which can be validated through readily observable data from external sources.

The fair values of our derivative financial instruments (which are measured using Level 2 fair value inputs) and their classifications in our consolidated balance sheets as of December 31, 2025 and 2024 were as follows:

	Balance Sheet Classification	December 31, 2025	December 31, 2024
Derivative assets:
Foreign currency forward contracts:
Designated as cash flow hedges	Other current assets	$294	$-
Non designated as hedging instruments	Other current assets	1,504	-
Interest rate swap agreements:
Designated as a cash flow hedge	Other assets	905	2,730
Total derivative assets		$2,703	$2,730

Derivative liabilities:
Foreign currency forward contracts:
Designated as cash flow hedges	Other current liabilities	$-	$116
Not designated as hedging instruments	Other current liabilities	-	919
Total derivative liabilities		$-	$1,035

In connection with the acquisition of Enercon as further described in Note 3, "Acquisition", the Sellers are eligible to receive the potential Earnout Payments based on the achievement of certain financial metrics in 2025 and 2026 Earnout Periods. As this contingent consideration will be settled in cash by Bel if the related metrics are achieved, this contingent consideration has been classified as a liability on the accompanying balance sheets at  December 31, 2025 and December 31, 2024. The earnout liabilities were initially recorded at a fair value of $3.3 million at the acquisition date, with subsequent remeasurement to fair value as of the balance sheet dates calculated using Level 3 unobservable inputs. At December 31, 2025 and 2024, inputs to the valuation approach for the contingent earnout liabilities include the Company's forecasted Enercon EBITDA (as defined under the terms of the Purchase Agreement) for each of 2025 and 2026, an estimated EBITDA volatility measure of 52.1%, an expected term of 2 years and a discount rate on the Earnout Payments of 6.66%. The fair value of the earnout liabilities as of December 31, 2025 and 2024 were as follows:

		Level 3
	Balance Sheet Classification	December 31, 2025	December 31, 2024
Contingent Liabilities:
Earnout Payment liability - 2025	Other current liabilities	$4,916	$2,041
Earnout Payment liability - 2026	Other long-term liabilities	1,709	1,446
		$6,625	$3,487

The change in the earnout liability balances from December 31, 2024 to December 31, 2025 relate solely to changes in the fair value of the Earnout Payments which have been recognized through earnings during the year ended December 31, 2025.

Aside from the earnout liability described above, the Company does not have any other financial assets measured at fair value on a recurring basis categorized as Level 3, and there were no transfers in or out of Level 1, Level 2 or Level 3 during 2025 or 2024. There were no changes to the Company’s valuation techniques used to measure asset fair values on a recurring or nonrecurring basis during 2025.

During the year ended December 31, 2025, the Company performed its annual impairment test of indefinite-lived intangible assets and determined that no impairment charges were required. In the prior year, ended December 31, 2024, the Company recorded an adjustment to the carrying value of the CUI tradename, reducing it to its estimated fair value. This adjustment was recognized as an impairment loss within the consolidated statements of operations. Aside from the CUI tradename impairment in 2024, the Company did not have any other financial assets or indefinite-lived intangible assets measured at fair value on a nonrecurring basis as of December 31, 2025 or December 31, 2024. The Company does not have any financial assets measured at fair value on a nonrecurring basis as of either reporting date, except as noted above.

The Company has other financial instruments, such as cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, which are not measured at fair value on a recurring basis but are recorded at amounts that approximate fair value due to their liquid or short-term nature. The fair value of the Company’s long-term debt is estimated using a discounted cash flow method based on interest rates that are currently available for debt issuances with similar terms and maturities. At December 31, 2025 and 2024, the estimated fair value of total debt was $196.5 million and $286.6 million, respectively, compared to a carrying amount of $197.5 million and $287.5 million, respectively. The Company did not have any other financial liabilities within the scope of the fair value disclosure requirements as of December 31, 2025.

Nonfinancial assets and liabilities, such as goodwill, indefinite-lived intangible assets and long-lived assets, are accounted for at fair value on a nonrecurring basis. These items are tested for impairment upon the occurrence of a triggering event or in the case of goodwill, on at least an annual basis. See Note 5, "Goodwill and Other Intangible Assets," for further information about goodwill and other indefinite-lived intangible assets.

7.	OTHER ASSETS

At December 31, 2025 and 2024, the Company had obligations of $18.9 million and $18.0 million, respectively, associated with its SERP. As a means of informally funding these obligations, the Company has invested in life insurance policies related to certain employees and marketable securities held in a rabbi trust. At December 31, 2025 and 2024, these assets had a combined value of $18.4 million and $17.0 million, respectively.

Company-Owned Life Insurance

Investments in company-owned life insurance policies ("COLI") were made with the intention of utilizing them as a long-term funding source for the Company's SERP obligations. However, the cash surrender value of the COLI does not represent a committed funding source for these obligations. Any proceeds from these policies are subject to claims from creditors. The cash surrender value of the COLI of $17.8 million and $16.4 million at December 31, 2025 and 2024, respectively, is included in other assets in the accompanying consolidated balance sheets. The volatility in global equity markets in recent years has also had an effect on the cash surrender value of the COLI policies. The Company recorded income to account for the increase in cash surrender value in the amount of $1.4 million, $1.3 million and $1.3 million during the years ended December 31, 2025, 2024 and 2023, respectively. These fluctuations are classified as other income (expense), net on the consolidated statements of operations for all periods presented. This classification is consistent with the costs associated with the long-term employee benefit obligations that the COLI is intended to fund.

Other Investments

At December 31, 2025 and 2024, the Company held, in the aforementioned rabbi trust, available-for-sale investments at a cost of $0.6 million at each date. Together with the COLI described above, these investments are intended to fund the Company's SERP obligations and are classified as other assets in the accompanying consolidated balance sheets. The Company monitors these investments for impairment on an ongoing basis. At December 31, 2025 and 2024, the fair market value of these investments was $0.6 million at each date.

8.	INVENTORIES

The components of inventories are as follows:

	December 31,
	2025	2024
Raw materials	$73,629	$74,750
Work in progress	58,076	53,569
Finished goods	35,565	33,051
Inventories	$167,270	$161,370

9.	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consist of the following:

	December 31,
	2025	2024
Land	$130	$115
Buildings and improvements	16,408	19,385
Machinery and equipment	103,445	99,747
Construction in progress	7,114	5,243
	127,097	124,490
Accumulated depreciation	(78,669)	(76,611)
Property, plant and equipment, net	$48,428	$47,879

Depreciation expense for the years ended December 31, 2025, 2024 and 2023 was $11.8 million, $9.9 million and $8.6 million, respectively. At December 31, 2025, no property was classified as assets held for sale within other current assets on the accompanying condensed consolidated balance sheets. At  December 31, 2024, a total of $2.1 million of property was classified as assets held for sale on the accompanying consolidated balance sheet related to several buildings in Zhongshan, PRC and Glen Rock, Pennsylvania.

10.	INCOME TAXES

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various states and foreign jurisdictions. The Company is no longer subject to U.S. federal examinations by tax authorities for years before 2022 and for state examinations before 2019. Regarding foreign subsidiaries, the Company is no longer subject to examination by tax authorities for years before 2015 in Asia and generally 2017 in Europe.

On July 4, 2025, the United States Congress enacted The One Big Beautiful Bill Act (the “Act”) which includes several significant corporate provisions, including the restoration of 100% bonus depreciation; the immediate expensing of domestic research and experimentation expenditures; modifications to the Section 163(j) interest limitations; and updates to the rules for global intangible low-taxes income and foreign-derived intangible income. The Company recognized the impacts of the Act provisions in our financial results to the extent they are applicable to the year ended December 31, 2025. We will continue to evaluate the impact of these provisions on our 2026 and subsequent consolidated financial statements, including impacts to our international tax calculations.

Election to Expense Domestic Research and Experimentation Costs

In accordance with the requirements of Section 174 of the Internal Revenue Code, effective for the years beginning after December 31, 2021, taxpayers are required to capitalize and amortize domestic research and experimentation (R&E) expenditures over a five-year period. During 2025, the Company elected, pursuant to provisions issued under the Act to expense over two years the prior year capitalization of domestic R&E.

As a result of this election in 2025, the Company recognized an accelerated deduction for previously capitalized R&E expenditures incurred in the prior year, resulting in a reduction in taxable income for 2025 of approximately $11.4 million. The Company’s deferred tax assets reflect the impact of the election, and the Company believes it is more likely than not that its deferred tax assets will be realized, based on the Company’s forecasted taxable income.

The components of income from operations before income taxes and the provision for income taxes are as follows:

Domestic and foreign income before taxes is as follows:

	Years Ended December 31,
	2025	2024	2023
Domestic	$34,102	$29,224	$51,550
Foreign	60,948	32,584	31,750
	$95,050	$61,808	$83,300

Federal, state and foreign income tax expense (benefit) consists of the following:

	Years Ended December 31,
	2025	2024	2023
Current:
Federal	$5,226	$11,473	$11,403
State	2,173	895	975
Foreign	12,162	6,515	963
	19,561	18,883	13,341
Deferred:
Federal	300	(5,200)	(3,128)
State	180	(442)	(139)
Foreign	898	(625)	(605)
	1,378	(6,267)	(3,872)
	$20,939	$12,616	$9,469

Upon adoption of ASU 2023-09, Improvements to Income Tax Disclosures, as described in Note 1, "Description of Business and Summary of Significant Accounting Policies" under the caption “Recently Issued Accounting Standards – Recently Adopted Accounting Standards”, the reconciliation of taxes at the federal statutory rate to our provision for income taxes was as follows:

	Years Ended December 31,
	2025		2024		2023
	Tax Expense	Tax Rate	Tax Expense	Tax Rate	Tax Expense	Tax Rate
U.S. Federal statutory income tax rate	$19,961	21.0%	$12,980	21.0%	$17,493	21.0%
State and local income taxes, net of federal income tax effect (1)	(599)	-0.6%	(767)	-1.2%	(432)	-0.5%
Foreign Tax Effects
Macau
Rate differential	-	0.0%	(306)	-0.5%	-	0.6%
Adjustments relating to prior years	-	0.0%	687	1.1%	-	0.0%
Change in valuation allowance	-	0.0%	499	0.8%	-	0.0%
Other	-	0.0%	91	0.1%	-	0.0%
PRC
Rate differential	-	0.0%	-	0.0%	661	0.8%
Nontaxable controlled foreign corporation ("CFC") income	-	0.0%	-	0.0%	(3,235)	-3.9%
Withholding tax on Dividends	-	0.0%	-	0.0%	(227)	-0.3%
Change in valuation allowance	-	0.0%	-	0.0%	(272)	-0.3%
Other	-	0.0%	-	0.0%	(79)	-0.1%
Other foreign jurisdictions	999	1.1%	626	1.0%	787	0.9%
	999	1.1%	1,597	2.6%	(2,365)	-2.8%
Effects of changes in tax laws/rates enacted in the current period
Effects of cross-border tax laws
Global intangible low-taxed income	1,529	1.6%	22	0.0%	668	0.8%
Foreign-derived intangible income	-	0.0%	-	0.0%	(478)	-0.6%
Adjustments to transition tax	-	0.0%	493	0.8%	-	0.0%
Tax credits
Research and development tax credits	(407)	-0.4%	68	0.1%	(75)	-0.1%
Changes in valuation allowances	-	0.0%	-	0.0%	(184)	-0.2%
Nontaxable or nondeductible items
Share-based payment awards	(2,148)	-2.3%	(1,027)	-1.7%	(483)	-0.6%
Change in COLI	(295)	-0.3%	(275)	-0.4%	(273)	-0.3%
Intercompany bad debt	1,952	2.1%	1,118	1.8%	-	0.0%
Section 162(m) limitation	476	0.5%	-	0.0%	-	0.0%
Other	23	0.0%	67	0.1%	(50)	-0.1%
Changes in unrecognized tax benefits	(604)	-0.6%	(1,696)	-2.7%	(4,726)	-5.7%
Other adjustments	52	0.1%	36	0.1%	374	0.4%
Effective tax rate	$20,939	22.0%	$12,616	20.5%	$9,470	11.4%

(1) The states and local jurisdictions that contribute the majority (greater than 50%) of the tax effect in this category include Minnesota, California, Florida, and New Jersey.

Upon adoption of ASU 2023-09, Improvements to Income Tax Disclosures, as described in Note 1, "Description of Business and Summary of Significant Accounting Policies" under the caption “Recently Issued Accounting Standards – Recently Adopted Accounting Standards”, cash paid for income taxes, net of refunds, was as follows:

	Years Ended December 31,
	2025	2024	2023
Federal	$9,037	$14,671	$19,003
State and Local	968	1,220	1,357
Foreign
Slovakia	1,238	2,021	-
United Kingdom	2,534	2,561	-
Macau	1,638	-	-
PRC	2,098	-	-
Israel	3,798	-	-
Other	2,420	2,479	4,696
Total foreign taxes paid	13,726	7,061	4,696
Total income taxes paid	$23,731	$22,952	$25,056

As of December 31, 2025 and 2024, the Company has gross foreign net operating losses (“NOLs”) of $14.8 million and $14.4 million which amount to $3.9 million of deferred tax assets for each period. The Company has no federal or state NOLs during these periods. In addition, the Company has $0.2 million and $0.3 million of credit carryforwards for each period. The Company believes that it is more likely than not that the benefit arising from certain NOL, credit carryforwards and acquisition assets will not be realized. In recognition of this risk, the Company has provided a valuation allowance of $2.1 million and $1.8 million on these deferred tax assets for each period. The federal and certain foreign NOLs can be carried forward indefinitely, the state and certain foreign NOLs expire at various times during 2029 – 2044 and the tax credit carryforwards expire at various times during 2032 – 2044.

As of December 31, 2025, we are not indefinitely reinvested with respect to undistributed earnings from some of our Asian subsidiaries.  There was no material deferred tax expense recorded for foreign tax costs associated with the future remittance of these undistributed earnings.  The Company remains permanently reinvested with respect to undistributed earnings from our other foreign subsidiaries. It is not practicable to estimate the amount of deferred tax liability, if any, with respect to these permanently reinvested undistributed earnings.

Components of deferred income tax assets and liabilities are as follows:

	December 31,
	2025	2024
	Tax Effect	Tax Effect
Deferred tax assets:
State tax credits	$-	$90
Reserves and accruals	6,846	6,970
Federal, state and foreign net operating loss and credit carryforwards	4,448	4,247
Depreciation	367	384
Amortization	8,829	9,845
Lease accounting	5,402	6,157
Other accruals	5,319	6,054
Total deferred tax assets	31,211	33,747
Valuation allowance	2,057	1,844
Net deferred tax assets	29,154	31,903
Deferred tax liabilities:
Unfunded pension liability	260	260
Depreciation	2,177	2,685
Amortization	36,637	34,903
Lease accounting	5,231	5,960
Other accruals	1,690	581
Total deferred tax liabilities	45,995	44,389
Net deferred tax liabilities	$(16,841)	$(12,486)

At December 31, 2025, 2024 and 2023, the Company has approximately $17.5 million, $18.1 million and $19.8 million, respectively, of liabilities for uncertain tax positions. These amounts, if recognized, would reduce the Company’s effective tax rate. As of December 31, 2025, approximately $2.0 million of the Company’s liabilities for uncertain tax positions are expected to be resolved during the next twelve months by way of expiration of the related statutes of limitations.

A reconciliation of the beginning and ending amount of the liability for uncertain tax positions, including the portion included in income taxes payable, is as follows:

	Year Ended December 31,
	2025	2024
Liability for uncertain tax positions - January 1	$18,127	$19,823
Additions based on tax positions related to the current year	664	1,053
Translation adjustment	-	-
Settlement/expiration of statutes of limitations	(1,267)	(2,749)
Liability for uncertain tax positions - December 31	$17,524	$18,127

The Company’s policy is to recognize interest and penalties related to uncertain tax positions as a component of the current provision for income taxes. During the years ended December 31, 2025, 2024 and 2023, the Company recognized $0.2 million, $0.3 million and $0.4 million, respectively, in interest and penalties in the consolidated statements of operations. During the years ended December 31, 2025, 2024 and 2023, the Company recognized a benefit of $0.4 million, $1.1 million and $2.3 million, respectively, for the reversal of such interest and penalties, relating to the expiration of statues of limitations and settlement of the acquired liability for uncertain tax positions. The Company has approximately $1.1 million, $1.2 million and $2.0 million accrued for the payment of interest and penalties at December 31, 2025, 2024 and 2023, respectively, which is included in both income taxes payable and liability for uncertain tax positions in the consolidated balance sheets.

11.	DEBT

The Company has a Credit and Security Agreement with KeyBank National Association (as amended, the "Credit Agreement" or the "CSA") which currently provides for a maximum revolving credit facility of $400 million. Prior to May 2, 2025, the CSA had provided for a $325 million maximum revolving amount, approximately $240 million of which had been drawn in incremental borrowings in November 2024 in order to finance a substantial portion of the closing cash payment associated with the Enercon acquisition. On May 2, 2025, Bel entered into a Fourth Amendment Agreement (the “Fourth Amendment”) to the Credit Agreement, which made certain amendments to the Credit Agreement including: (i) increasing the maximum revolving amount from $325 million to $400 million pursuant to Section 2.10(b)(i)(A) of the Credit Agreement; (ii) extending the commitment period (and the final maturity for revolving loans borrowed under the Credit Agreement) to September 1, 2028; and (iii) providing an incremental extension of credit to the Company of $75 million concurrently with the effectiveness of the Fourth Amendment, consisting of (x) a $50 million commitment from Wells Fargo Bank, N.A., which joined the Credit Agreement as a new revolving lender pursuant to the Fourth Amendment, and (y) an aggregate $25 million commitment increase, on a pro rata basis, from the existing lenders party to the Credit Agreement.

Pursuant to the Fourth Amendment, the parties additionally agreed to the text of a Conformed Amended and Restated Credit and Security Agreement (the “Conformed Amended and Restated Credit and Security Agreement”), which amended and restated the text of the Credit Agreement including so as to reflect and integrate the changes implemented pursuant to the Fourth Amendment, as well as the changes implemented pursuant to the previously disclosed First Amendment Agreement dated as of January 12, 2023, the Second Amendment Agreement dated as of September 18, 2024 and the Third Amendment Agreement dated as of November 14, 2024.

At December 31, 2025 and 2024, outstanding borrowings under the revolver amounted to $197.5 million and $287.5 million, respectively. The unused credit available under the credit facility was $202.5 million at  December 31, 2025 and $37.5 million at December 31, 2024. The Company incurred $14.8 million, $4.1 million, and $2.9 million of interest expense during the years ended December 31, 2025, 2024, and 2023, respectively, in connection with interest due on its outstanding borrowings under the CSA during each period, including the effects of the 2021 Swaps (as hereinafter defined) and amortization of deferred financing costs.

The effective rate of interest for our total outstanding borrowings, including the impact of the 2021 Swaps discussed below, was 4.42% and 5.47%, respectively, as of December 31, 2025 and December 31, 2024. The interest rate in effect for the fixed-rate portion of our outstanding borrowings ($60 million at each of December 31, 2025 and 2024) was 2.59% and 2.84% at December 31, 2025 and 2024, respectively. The weighted-average interest rate in effect for the variable-rate portion of our outstanding borrowings ($137.5 million at December 31, 2025) was 3.63% at December 31, 2025, and consisted of SOFR plus the Company’s credit spread at December 31, 2025, as determined per the terms of the CSA. No outstanding borrowings were subject to a variable interest rate at December 31, 2024. In order to manage our interest rate exposure on the remaining borrowings, and as further described in Note 13, "Derivative Instruments and Hedging Activities", the Company is party to the 2021 Swaps, each with an aggregate notional amount of $30 million, or $60 million in the aggregate, the effect of which is to fix the SOFR portion (or, for periods prior to January 31, 2023, the LIBOR portion) of the interest rate on a portion of our outstanding debt on our Revolver (or such portion thereof up to the aggregate $60 million notional amount of the 2021 Swaps).

Under the terms of its Credit Agreement, the Company is entitled, subject to the satisfaction of certain conditions, to request additional commitments under the revolver or the addition of a term loan facility in the aggregate principal amount of up to $100 million for all such increases (revolver and term) to the extent that existing or new lenders agree to provide such additional commitments and/or term loans.  In addition to requesting loans denominated in U.S. dollars, the Credit Agreement provides that up to a U.S. dollar equivalent principal amount of $15 million of the revolver may be borrowed by Bel in alternate foreign currencies including Euros, Pounds Sterling, Japanese Yen and such other currency as requested by Bel and consented to by KeyBank and each lender.

In connection with the Credit Agreement, the Company and certain of the Company’s material U.S. subsidiaries (together with the Company, the “Loan Parties”) provided to the administrative agent, for the benefit of the lenders, guaranty of payment.  As a result, the obligations of the Company under the Credit Agreement are guaranteed by the Loan Parties’ material U.S. subsidiaries, and secured by a first priority security interest in substantially all of the existing and future personal property of the Loan Parties, certain material real property of the Loan Parties and certain of the Loan Parties’ material U.S. subsidiaries, including 65% of the voting capital stock of certain of the Loan Parties’ direct foreign subsidiaries.

The borrowings under the Credit Agreement bear interest, generally payable quarterly, at a rate equal to, at the Company's option, either (1) SOFR, plus a margin ranging from 1.125% per annum to 2.125% per annum depending on the Company’s leverage ratio, or (2)(a) an alternate “Base Rate,” which is the highest of (i) KeyBank’s prime rate, (ii) the federal funds rate plus 0.50% and (iii) the SOFR rate with a maturity of one month plus 1%, plus (b) a margin ranging from 0.125% per annum to 1.125% per annum, depending on the Company’s leverage ratio.  Pursuant to the terms of the Credit Agreement, the Company has agreed to pay to KeyBank, as administrative agent for the ratable account of the revolving lenders in consideration for their commitments in respect of the revolver, a commitment fee due quarterly in arrears and calculated based on the average unused amount of the facility (exclusive of swing line exposure), at a rate ranging from 0.2% per annum to 0.3% per annum, depending on the Company’s leverage ratio.

Revolving loans borrowed under the Credit Agreement mature on September 1, 2028, and the commitments with respect to the revolver will automatically terminate on such date.

The Credit Agreement contains customary representations and warranties, covenants and events of default.  In addition, the Credit Agreement contains financial covenants that measure (i) the ratio of the Company’s total funded indebtedness, on a consolidated basis, less the aggregate amount of all unencumbered cash and cash equivalents, to the amount of the Company’s consolidated EBITDA (“Leverage Ratio”) and (ii) the ratio of the amount of the Company’s consolidated EBITDA to the Company’s consolidated fixed charges (“Fixed Charge Coverage Ratio”).  If an event of default occurs, the lenders under the Credit Agreement would be entitled to take various actions, including the acceleration of amounts due thereunder and all actions permitted to be taken by a secured creditor.

At December 31, 2025, the Company was in compliance with its debt covenants, including its most restrictive covenant, the Leverage Ratio.

Scheduled principal payments of the total debt outstanding at  December 31, 2025 are as follows (in thousands):

2026	$-
2027	-
2028	197,500
Total long-term debt	197,500
Less: Current maturities of long-term debt	-
Noncurrent portion of long-term debt	$197,500

12.	ACCRUED EXPENSES

Accrued expenses consist of the following:

	December 31,
	2025	2024
Salaries, bonuses and related benefits	$37,426	$32,478
Accrued restructuring costs	759	5,823
Sales commissions	2,375	2,616
Warranty accrual	1,245	1,554
Other	7,905	10,560
	$49,710	$53,031

The change in warranty accruals for the year ended December 31, 2025, primarily reflects repair costs incurred and adjustments to pre-existing warranty obligations. New material warranty charges incurred during 2025 were less than $0.1 million, which management considers immaterial to the consolidated financial statements. No new material warranty charges were incurred during 2024.

Restructuring Activities:

Activity and liability balances related to restructuring costs for the years ended December 31, 2024 and 2025 are as follows:

		2024			2025
	Liability at		Cash Payments	Liability at		Cash Payments	Liability at
	December 31,	New	and Other	December 31,	New Charges/	and Other	December 31,
	2023	Charges	Settlements	2024	Other Adjustments	Settlements	2025
Severance costs	$1,551	$2,888	$(3,163)	$1,276	$2,442	$(3,633)	$85
Other restructuring costs	3,947	571	29	4,547	(3,119)	(754)	674
Total	$5,498	$3,459	$(3,134)	$5,823	$(677)	$(4,387)	$759

The 2024 charges and ending liability balance at December 31, 2024 noted above for severance costs largely relate to an initiative within our ITDS segment related to the transition of our fuse operations to other existing sites and also within our ADRS segment related to the transition of certain manufacturing from our Glen Rock, Pennsylvania facility to other existing Bel sites. The new charges noted above for other restructuring costs relate to housing and social insurance costs associated with our fuse restructuring initiative within our ITDS segment. The balances in other restructuring costs in the table above as of  December 31, 2024 largely related to remaining liabilities associated with the Company's facility consolidation project in the PRC.

The balance of accrued restructuring costs at December 31, 2025 largely related to remaining liabilities associated with the Company's facility consolidation project in the PRC whereby two of our ITDS manufacturing sites were consolidated into a single new site. During 2025, the Company recorded a $3.2 million reversal of other restructuring costs as a result of a non-cash settlement of liabilities related to this same project.

13.	DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Our primary objective for holding derivative financial instruments is to manage foreign currency exchange rate risk and interest rate risk, when deemed appropriate. We enter into these contracts in the normal course of business to mitigate risks and not for speculative purposes.

Foreign Currency Forward Contracts

Under our risk management strategy, we periodically use foreign currency forward contracts to manage our short-term exposures to fluctuations in operational cash flows resulting from changes in foreign currency exchange rates. These cash flow exposures result from portions of our forecasted operating expenses, primarily compensation and related expenses, which are transacted in currencies other than the U.S. dollar, most notably the Chinese renminbi, Israeli shekel and the Mexican peso. These foreign currency forward contracts generally have maturities of no longer than twelve months, although occasionally we will execute a contract that extends beyond twelve months, depending upon the nature of the underlying risk.

We held outstanding foreign currency forward contracts with notional amounts of $49.6 million and $14.2 million as of December 31, 2025 and 2024, respectively. The Company's foreign currency forward contracts related to the Chinese renminbi are designated as cash flow hedges for accounting purposes and as such, changes in their fair value are recognized in accumulated other comprehensive income (loss) in the consolidated balance sheet and are reclassified into the consolidated statement of operations within cost of goods sold in the period in which the hedged transaction affects earnings.

Interest Rate Swap Agreements

To partially mitigate risks associated with the variable interest rates on the revolver borrowings under its Credit Agreement, the Company is a party to a pay-fixed, receive-variable interest rate swap agreement with each of two multinational financial institutions under which we (i) pay interest at a fixed rate of 1.334% and received variable interest of the daily SOFR rate plus 10 basis points on a notional amount of $30.0 million and (ii) paid interest at a fixed rate of 1.348% and received variable interest of the daily SOFR rate plus 10 basis points on a notional amount of $30.0 million (the “2021 Swaps”). The effective date of the 2021 Swaps was December 31, 2021, and settlements with the counterparties began on January 31, 2022 and occur on a monthly basis. The 2021 Swaps will terminate on August 31, 2026.

The 2021 Swaps are designated as cash flow hedges for accounting purposes and as such, changes in their fair value are recognized in accumulated other comprehensive income (loss) in the consolidated balance sheet and are reclassified into the statement of operations within interest expense in the period in which the hedged transaction affects earnings.

Fair Values of Derivative Financial Instruments

See Note 6, "Fair Value Measurements" for the gross fair values of the Company's derivative assets and liabilities as of December 31, 2025 and 2024.

Derivative Financial Instruments in Cash Flow Hedging Relationships

The effects of derivative financial instruments designated as cash flow hedges on AOCL and on the consolidated statements of operations for the years ended December 31, 2025, 2024 and 2023 were as follows:

	Year Ended December 31,
	2025	2024	2023
Net gains (losses) recognized in AOCL:
Foreign currency forward contracts	$89	$(184)	$(1,470)
Interest rate swap agreements	11	1,178	689
	$100	$994	$(781)

Net (losses) gains reclassified from AOCL to the consolidated statement of operations:
Foreign currency forward contracts	$(21)	$(466)	$(537)
Interest rate swap agreements	1,835	2,407	2,268
	$1,814	$1,941	$1,731

The losses related to the foreign currency forward contracts are included as a component of currency translation adjustment on the accompanying consolidated statements of comprehensive income at December 31, 2025, 2024 and 2023.

Derivative Financial Instruments Not Designated as Hedging Instruments

Gains recognized on derivative financial instruments not designated as hedging instruments in our consolidated statements of operations for the years ended December 31, 2025, 2024 and 2023 were as follows:

		Year Ended December 31,
	Classification in Consolidated Statements of Operations	2025	2024	2023
Foreign currency forward contracts	Other income (expense), net	$1,358	$74	$150
		$1,358	$74	$150

14.	SEGMENTS

During the first quarter of 2026, the Company implemented a change in its internal organizational and reporting structure to better align management reporting with customer end markets. As a result, effective  March 31, 2026, the Company updated the reportable segment view used by the Company’s Chief Operating Decision Maker (“CODM”) to assess performance and allocate resources. The CODM has not changed.

Following this change, the Company has two reportable segments: (i) Aerospace, Defense & Rugged Solutions and (ii) Industrial Technology & Data Solutions. The segment information for the years ended December 31, 2025, 2024 and 2023 have been recast to conform to the change in presentation of the reportable segments that occurred during the quarter ended March 31, 2026. Accordingly, prior-year segment amounts have been recast for comparability to conform to the current period presentation. The Aerospace, Defense & Rugged Solutions segment primarily includes the Company’s legacy Connectivity Solutions business and Enercon operations. The Industrial Technology & Data Solutions segment primarily includes the Company’s legacy Power Solutions and Protection and Magnetic Solutions operations. These segment descriptions reflect how results are reviewed by the CODM.

There are no intercompany sales between segments.

On a quarterly basis, the Company’s CODM, the Chief Executive Officer, evaluates segment performance using gross profit (a U.S. GAAP measure), which the Company has determined to be its measure of segment profit or loss under ASC 280, as amended by ASU 2023-07. The CODM uses segment gross profit to make commercial and operational decisions and to evaluate capital deployment opportunities. The CODM’s quarterly reporting package also includes segment revenues and cost of sales to arrive at gross profit; cost of sales is a significant segment expense and is therefore included in the segment financial data tables below.

The following is a summary of key financial data for each of the three years ended December 31, 2025, 2024 and 2023.

	Year Ended December 31, 2025
	Aerospace, Defense & Rugged Solutions	Industrial Technology & Data Solutions	Total

Net sales	$368,862	$306,593	$675,455
Cost of sales	217,780	191,617	409,397
Segment gross profit	151,082	114,976	266,058
Segment gross profit %	41.0%	37.5%	39.4%
Corporate and other			(1,640)
Total consolidated gross profit			264,418
Gross profit %			39.1%
Research and development costs			30,867
Selling, general and administrative expenses			125,828
Restructuring credits			(677)
Gain on sale of properties			(5,701)
Earnout liability adjustment			3,105
Interest expense			14,751
Interest income			(1,035)
Impairment of equity method investment and related party notes			13,087
Other income, net			(10,857)
Earnings before provision for income taxes			$95,050

	Year Ended December 31, 2024
	Aerospace, Defense & Rugged Solutions	Industrial Technology & Data Solutions	Total

Net sales	$241,188	$293,604	$534,792
Cost of sales	150,799	180,650	331,449
Segment gross profit	90,389	112,954	203,343
Segment gross profit %	37.5%	38.5%	38.0%
Corporate and other			(985)
Total consolidated gross profit			202,358
Gross profit %			37.8%
Research and development costs			23,586
Selling, general and administrative expenses			110,616
Impairment of CUI tradename			400
Restructuring charges			3,459
Interest expense			4,078
Interest income			(4,754)
Other income, net			3,165
Earnings before provision for income taxes			$61,808

	Year Ended December 31, 2023
	Aerospace, Defense & Rugged Solutions	Industrial Technology & Data Solutions	Total

Net sales	$210,572	$429,241	$639,813
Cost of sales	138,541	284,186	422,727
Segment gross profit	72,031	145,055	217,086
Segment gross profit %	34.2%	33.8%	33.9%
Corporate and other			(1,237)
Total consolidated gross profit			215,849
Gross profit %			33.7%
Research and development costs			22,487
Selling, general and administrative expenses			99,091
Restructuring charges			10,114
Gain on sale of properties			(3,819)
Gain on sale of Czech Republic business			(980)
Interest expense			2,850
Interest income			(1,697)
Other income, net			4,503
Earnings before provision for income taxes			$83,300

	Year Ended December 31, 2025
	Aerospace, Defense & Rugged Solutions	Industrial Technology & Data Solutions	Reportable segment total	Corporate and other	Consolidated

Total Assets	$654,461	$216,733	$871,194	$64,006	$935,200
Capital Expenditures	7,321	4,556	11,877	125	12,002
Depreciation and Amortization Expense	19,692	6,324	26,016	576	26,592
Interest Expense	210	56	266	14,485	14,751

	Year Ended December 31, 2024
	Aerospace, Defense & Rugged Solutions	Industrial Technology & Data Solutions	Reportable segment total	Corporate and other	Consolidated

Total Assets	$642,715	$240,274	$882,989	$66,800	$949,789
Capital Expenditures	7,744	5,891	13,635	473	14,108
Depreciation and Amortization Expense	9,099	6,857	15,956	501	16,457
Interest Expense	360	85	445	3,633	4,078

	Year Ended December 31, 2023
	Aerospace, Defense & Rugged Solutions	Industrial Technology & Data Solutions	Reportable segment total	Corporate and other	Consolidated

Total Assets	$197,045	$269,968	$467,013	$104,618	$571,631
Capital Expenditures	7,384	4,723	12,107	19	12,126
Depreciation and Amortization Expense	6,152	6,375	12,526	786	13,312
Interest Expense	-	-	-	2,850	2,850

Entity-Wide Information

The following is a summary of entity-wide information related to the Company's net sales to external customers by geographic area and by major product line. Such information attributes net sales based on markets where revenues are reported.

	Years Ended December 31,
	2025	2024	2023
Net Sales by Geographic Location:
United States	$447,367	$362,118	$447,793
People's Republic of China (PRC)	52,323	23,394	43,109
Macao	-	25,130	35,026
United Kingdom	37,071	35,915	25,648
Slovakia	32,172	33,228	35,555
Germany	14,717	15,268	17,327
India	8,846	10,635	15,365
Switzerland	15,747	15,594	11,237
Israel	62,348	8,227	-
All other foreign countries	4,864	5,283	8,753
Consolidated net sales	675,455	534,792	639,813

Net Sales by Major Product Line:
Aerospace, Defense & Rugged Solutions	$368,862	$241,188	$210,572
Industrial Technology & Data Solutions	306,593	293,604	429,241
Consolidated net sales	$675,455	$534,792	$639,813

The following is a summary of long-lived assets by geographic area as of December 31, 2025 and 2024:

	December 31,
	2025	2024
Long-lived Assets by Geographic Location:
United States	$50,836	$40,840
People's Republic of China (PRC)	13,701	23,942
Slovakia	6,666	6,553
Israel	3,687	4,125
United Kingdom	3,314	3,001
All other foreign countries	3,737	4,057
Consolidated long-lived assets	$81,941	$82,518

Long-lived assets consist of property, plant and equipment, net and other assets of the Company that are identified with the operations of each geographic area.

The territory of Hong Kong became a Special Administrative Region ("SAR") of the PRC in the middle of 1997. The territory of Macao became a SAR of the PRC at the end of 1999. Management cannot presently predict what future impact the current status of these territories, along with evolving political landscape in the region, will have on the Company, if any, or how the political climate in the PRC will affect the Company's contractual arrangements in the PRC (including risks arising out of any changes in governmental and economic policy, such as increased or new tariffs, and current or additional trade restrictions, and the potential for adverse developments arising out of any political or economic instability related to Hong Kong or Taiwan). A significant portion of the Company's manufacturing operations and approximately 32.0% of its identifiable assets are located in Asia.

Net Sales to Major Customers

The Company had no direct customers whose net sales represented in excess of ten percent of the Company's consolidated net sales in 2025, 2024 or 2023.

15.	RETIREMENT FUND AND PROFIT SHARING PLAN

The Company maintains the Bel Fuse Inc. Employees' Savings Plan, a defined contribution plan that is intended to meet the applicable requirements for tax-qualification under sections 401(a) and (k) of the Internal Revenue Code of 1986, as amended (the "Code"). The Employees' Savings Plan allows eligible employees to voluntarily contribute a percentage of their eligible compensation, subject to Code limitations, which contributions are matched by the Company in an amount equal to 100% of the first 1% of compensation contributed by participants, and 50% of the next 5% of compensation contributed by participants. The Company's matching contribution is made in the form of Bel Fuse Inc. Class A common stock. Prior to January 1, 2012, the Company's matching and profit sharing contributions were made in the form of shares of Bel Fuse Inc. Class A and Class B common stock. The expense for each of the years ended December 31, 2025, 2024 and 2023 amounted to $1.5 million, $1.4 million and $1.3 million, respectively. As of December 31, 2025, the plan owned approximately 231,162 shares and 46,531 shares of Bel Fuse Inc. Class A and Class B common stock, respectively.

The Company also maintains a Nonqualified Deferred Compensation Plan (the "DCP"). With certain exceptions, the Company's contributions to the DCP are discretionary and become fully vested by the participants upon reaching age 65. The expense for the years ended December 31, 2025, 2024 and 2023 amounted to $0.2 million, $0.2 million and $0.2 million, respectively. As the plan is fully funded, the assets and liabilities related to the DCP were in equal amounts of $1.7 million at December 31, 2025 and $1.3 million at December 31, 2024. These amounts are included in other assets and other liabilities, respectively, on the accompanying consolidated balance sheets as of each date.

The Company's subsidiaries in Asia have a retirement fund covering substantially all of their Hong Kong based full-time employees. Eligible employees contribute up to 5% of salary to the fund. In addition, the Company must contribute a minimum of 5% of eligible salary, as determined by Hong Kong government regulations. The Company currently contributes 7% of eligible salary in cash. The expense for the years ended December 31, 2025, 2024 and 2023 amounted to approximately $0.3 million, $0.3 million and $1.5 million, respectively.

The Company maintains a SERP (sometimes referenced in this discussion as the “Plan”), which is designed to provide a limited group of key management and other key employees of the Company with supplemental retirement and death benefits. Participants in the SERP are selected by the Compensation Committee of the Board of Directors. The SERP initially became effective in 2002 and was amended and restated in April 2007 to conform with applicable requirements of Section 409A of the Internal Revenue Code and to modify the provisions regarding benefits payable in connection with a change in control of the Company. The Plan is unfunded. Benefits under the SERP are payable from the general assets of the Company, but the Company has established a rabbi trust which includes certain life insurance policies in effect on participants as well as other investments to partially cover the Company's obligations under the Plan. See Note 7, "Other Assets," for further information on these assets.

The benefits available under the SERP vary according to when and how the participant terminates employment with the Company. If a participant retires (with the prior written consent of the Company) on his normal retirement date (65 years old, 20 years of service, and 5 years of Plan participation), his normal retirement benefit under the Plan would be annual payments equal to 40% of his average base compensation (calculated using compensation from the highest five consecutive calendar years of Plan participation), payable in monthly installments for the remainder of his life. If a participant retires early from the Company (55 years old, 20 years of service, and five years of Plan participation), his early retirement benefit under the Plan would be an amount (i) calculated as if his early retirement date were in fact his normal retirement date, (ii) multiplied by a fraction, with the numerator being the actual years of service the participant has with the Company and the denominator being the years of service the participant would have had if he had retired at age 65, and (iii) actuarially reduced to reflect the early retirement date. If a participant dies prior to receiving 120 monthly payments under the Plan, his beneficiary would be entitled to continue receiving benefits for the shorter of (i) the time necessary to complete 120 monthly payments or (ii) 60 months. If a participant dies while employed by the Company, his beneficiary would receive, as a survivor benefit, an annual amount equal to (i) 100% of the participant's annual base salary at date of death for one year, and (ii) 50% of the participant's annual base salary at date of death for each of the following four years, each payable in monthly installments. The Plan also provides for disability benefits, and a forfeiture of benefits if a participant terminates employment for reasons other than those contemplated under the Plan. The expense related to the Plan for the years ended December 31, 2025, 2024 and 2023 amounted to $1.1 million, $1.4 million and $1.3 million, respectively.

Net Periodic Benefit Cost

The net periodic benefit cost related to the SERP consisted of the following components during the years ended December 31, 2025, 2024 and 2023:

	Years Ended December 31,
	2025	2024	2023
Service Cost	$284	$395	$369
Interest Cost	961	903	886
Net amortization	(141)	79	71
Net periodic benefit cost	$1,104	$1,377	$1,326

The service cost component of net benefit cost is presented within cost of sales or selling, general and administrative expense on the accompanying consolidated statements of operations, in accordance with where compensation cost for the related associate is reported. All other components of net benefit cost, including interest cost and net amortization noted above, are presented within other income/expense, net in the accompanying consolidated statements of operations.

Obligations and Funded Status

Summarized information related to the SERP about the changes in Plan assets and benefit obligation, the funded status and the amounts recorded at  December 31, 2025 and 2024 are as follows:

	Years Ended December 31,
	2025	2024
Fair value of Plan assets, January 1	$-	$-
Company contributions	1,012	775
Benefits paid	(1,012)	(775)
Fair value of Plan assets, December 31	$-	$-
Benefit obligation, January 1	$18,039	$19,484
Service cost	284	395
Interest cost	961	903
Benefits paid	(1,012)	(775)
Actuarial loss (gain)	639	(1,968)
Benefit obligation, December 31	$18,911	$18,039
Underfunded status, December 31	$(18,911)	$(18,039)

The Company has recorded the 2025 and 2024 underfunded status as a long-term liability on the consolidated balance sheets. The accumulated benefit obligation for the SERP was $18.0 million as of  December 31, 2025 and $17.2 million as of December 31, 2024. The aforementioned company-owned life insurance policies and marketable securities held in a rabbi trust had a combined value of $18.4 million and $17.0 million at December 31, 2025 and 2024, respectively. See Note 7, "Other Assets," for additional information on these investments.

The estimated net loss and prior service cost for the SERP that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year is $0.1 million. The Company expects to make contributions of $1.1 million to the SERP in 2026. The Company had no net transition assets or obligations recognized as an adjustment to other comprehensive income and does not anticipate any Plan assets being returned to the Company during 2026, as the Plan has no assets.

The following benefit payments, which reflect expected future service, are expected to be paid:

Years Ending
December 31,
2026	$1,143
2027	1,212
2028	1,304
2029	1,319
2030	1,360
2031 - 2035	7,379

The following gross amounts are recognized net of tax in accumulated other comprehensive loss:

	December 31,
	2025	2024	2023
Prior service cost	$55	$132	$212
Net loss	(3,085)	(3,303)	(1,336)
	$(3,030)	$(3,171)	$(1,124)

Actuarial Assumptions

The weighted average assumptions used in determining the periodic net cost and benefit obligation information related to the SERP are as follows:

	Years Ended December 31,
	2025	2024	2023
Net periodic benefit cost:
Discount rate	5.50%	4.75%	5.00%
Rate of compensation increase	2.50%	2.50%	2.50%
Benefit obligation:
Discount rate	5.25%	5.50%	4.75%
Rate of compensation increase	2.50%	2.50%	2.50%

16.	SHARE-BASED COMPENSATION

The Company has an equity compensation program (the "Program") which provides for the granting of "Incentive Stock Options" within the meaning of Section 422 of the Code, non-qualified stock options and restricted stock awards. The Company believes that such awards better align the interests of its employees with those of its shareholders. The 2020 Equity Compensation Plan provides for the issuance of 1.0 million shares of the Company's Class B common stock. At December 31, 2025, 356,889 shares remained available for future issuance under the 2020 Equity Compensation Plan.

The Company records compensation expense in its consolidated statements of operations related to employee stock-based options and awards. The aggregate pretax compensation cost recognized for stock-based compensation amounted to approximately $6.8 million, $3.7 million and $3.5 million for 2025, 2024 and 2023, respectively, and related solely to restricted stock awards. The Company did not use any cash to settle any equity instruments granted under share-based arrangements during 2025 and 2024. At December 31, 2025 and 2024, the only instruments issued and outstanding under the Program related to restricted stock awards.

Restricted Stock Awards

The Company provides common stock awards to certain officers, directors and key employees. The Company grants these awards, at its discretion, from the shares available under the Program. Unless otherwise provided at the date of grant or unless subsequently accelerated, effective January 1, 2024, shares awarded are typically earned in one-third increments on the first, second and third anniversaries of the award and are distributed provided the employee has remained employed by the Company through such anniversary date; otherwise the unearned shares are forfeited. Prior to January 1, 2024, shares awarded were typically earned in 25% increments on the second, third, fourth and fifth anniversaries of the award. The market value of these shares at the date of award is recorded as compensation expense on the straight-line method over the applicable vesting period from the respective award dates utilizing an estimated annual forfeiture rate of 5%. During 2025, 2024 and 2023, the Company issued 128,462 shares, 57,960 shares and 10,000 shares of the Company's Class B common stock, respectively, under a restricted stock plan to various officers, directors and employees.

Performance Stock Units (PSUs)

In 2025, the Company began granting performance stock units (“PSUs”) to certain associates as part of its long-term incentive compensation program. During the year ended December 31, 2025, a total of 18,012 PSUs were granted.

The PSUs granted in 2025 are subject to both a service condition and a market performance condition, each measured over a three-year performance period. The actual number of shares earned at the end of the performance period may range from 0% to 200% of the target award, depending on the degree to which the specified market performance conditions are achieved, as set forth in the applicable PSU agreements.

The grant-date fair value of the PSUs granted in 2025 was $103.50 per unit, as determined using a Monte Carlo simulation model to incorporate the market performance conditions. The valuation utilized the following key assumptions: grant date closing price of $73.91, 2.595-year interpolated risk-free rate of 3.93%, and historical volatility of 51.83% over the simulation period. The model also incorporated peer group correlations and payout factors based on the Company’s Total Shareholder Return relative to 38 comparator companies over the performance period.

During the year ended December 31, 2025, the Company recognized stock-based compensation expense related to PSUs of $0.4 million. There was no stock-based compensation expense related to PSUs recognized during the years ended December 31, 2024 or December 31, 2023. Compensation expense for PSUs is recognized on a straight-line basis over the requisite service period, based on the estimated number of units expected to vest.

A summary of the restricted stock activity under the Program for the year ended  December 31, 2025 is presented below:

Restricted Stock Awards	Shares	Weighted Average Award Price	Weighted Average Remaining Contractual Term (In Years)
Outstanding at January 1, 2025	389,110	$34.31	2.6
Granted	128,462	76.66
Vested	(151,620)	30.42
Forfeited	(11,587)	39.49
Outstanding at December 31, 2025	354,365	$51.16	1.9

As of December 31, 2025, there was $12.3 million of total pretax unrecognized compensation cost related to non-vested stock-based compensation arrangements granted under the restricted stock award plan. That cost is expected to be recognized over a period of 2.2 years. This expense is recorded in cost of sales, R&D and SG&A expense based upon the employment classification of the award recipients.

The Company's policy in 2025 was to issue new shares to satisfy restricted stock awards. Currently the Company believes that the majority of its restricted stock awards will vest.

17.	COMMON STOCK

Throughout 2025, 2024 and 2023, the Company declared cash dividends on a quarterly basis at a rate of $0.06 per Class A (voting) share of common stock and $0.07 per Class B (non-voting) share of common stock. The Company declared and paid cash dividends totaling $3.5 million in 2025, $3.5 million in 2024, and $3.5 million in 2023. There are no contractual restrictions on the Company's ability to pay dividends, provided that the Company is not in default under its credit agreement immediately before such payment and after giving effect to such payment.

18.	LEASES

The Company has operating leases for its facilities used for manufacturing, research and development, sales and administration. There are also operating and finance leases related to manufacturing equipment, office equipment and vehicles. These leases have remaining lease terms ranging from 1 year to 9 years. Certain of the leases contain options to extend the term of the lease and certain of the leases contain options to terminate the lease within a specified period of time. These options to extend or terminate a lease are included in the lease term only when it is reasonably likely that the Company will elect that option. The Company is not a party to any material sublease arrangements.

The components of lease expense, which are included in cost of sales, research and development costs, and selling, general and administrative expense, based on the underlying use of the ROU asset, were as follows:

	Year Ended December 31,
	2025	2024	2023
Amortization of ROU assets - finance leases	$415	$819	$491
Interest on lease liabilities - finance leases	83	190	121
Operating lease cost (cost resulting from lease payments)	9,997	9,441	8,127
Short-term lease cost	361	57	207
Variable lease cost (cost excluded from lease payments)	1,302	1,218	397
Total lease cost	$12,158	$11,725	$9,343

Supplemental cash flow information related to leases is as follows:

	Year Ended December 31,
	2025	2024	2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$10,063	$9,099	$8,090
Operating cash flows from finance leases	83	190	121
Finance cash flows from finance leases	418	790	527
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	4,763	6,870	5,999
Finance leases	83	1,309	199

Supplemental balance sheet information related to leases was as follows:

	2025	2024
Operating Leases:
Operating lease right-of-use assets	$22,868	$25,125
Operating lease liability, current	8,029	7,954
Operating lease liability, long-term	15,867	17,763
Total operating lease liabilities	$23,896	$25,717

Finance Leases:
Property, plant and equipment, gross	$2,933	$2,596
Accumulated depreciation	(1,768)	(1,185)
Property, plant and equipment, net	$1,165	$1,411
Other current liabilities	$423	$374
Other long-term liabilities	838	1,054
Total finance lease liabilities	$1,261	$1,428

	2025	2024	2023
Weighted-Average Remaining Lease Term:
Operating leases (in years)	4.0	4.5	4.3
Finance leases (in years)	3.1	3.9	4.3

Weighted-Average Discount Rate:
Operating leases	6.0%	6.0%	6.0%
Finance leases	6.0%	6.0%	6.0%

Our discount rate is based on our incremental borrowing rate, as adjusted based on the geographic regions in which our lease assets are located.

Maturities of lease liabilities were as follows as of December 31, 2025:

Year Ending	Operating	Finance
December 31,	Leases	Leases
2026	$9,203	$492
2027	6,151	400
2028	4,743	347
2029	2,718	104
2030	1,696	34
Thereafter	2,434	-
Total undiscounted cash flows	26,945	1,377
Less imputed interest	(3,049)	(116)
Present value of lease liabilities	$23,896	$1,261

19.	COMMITMENTS AND CONTINGENCIES

Other Commitments

The Company submits purchase orders for raw materials to various vendors throughout the year for current production requirements, as well as forecasted requirements.  Certain of these purchase orders relate to special purpose material and, as such, the Company may incur penalties if an order is cancelled. The Company had outstanding purchase orders related to raw materials in the amount of $81.5 million and $82.2 million at  December 31, 2025 and December 31, 2024, respectively. The Company also had outstanding purchase orders related to capital expenditures in the amount of $2.0 million and $4.6 million at  December 31, 2025 and December 31, 2024, respectively.

Legal Proceedings

The Company is party to a number of legal actions and claims, none of which individually or in the aggregate, in the opinion of management, are expected to have a material adverse effect on the Company's consolidated results of operations or consolidated financial position.

On June 23, 2021, a patent infringement lawsuit styled Bel Power Solutions, Inc. v. Monolithic Power Systems, Inc., Case Number 6:21cv00655, was filed in the United States District Court for the Western District of Texas (Waco Division) by Bel Power Solutions, Inc. against Monolithic Power Systems, Inc. ("MPS") for infringement of various patents directed towards systems, methods and articles of manufacture that provide a substantial improvement in power control for circuits, including novel and unique point-of-load regulators. On July 27, 2023, the Western District of Texas court filed an Order granting MPS’s motion for summary judgment of non-infringement. The Court’s memorandum and opinion is forthcoming. The Company is evaluating its options for appeal.

In connection with the Company's 2014 acquisition of the Power-One Power Solutions business ("Power Solutions") of ABB Ltd. ("ABB"), there is an ongoing claim by the Arezzo Revenue Agency in Italy concerning certain tax matters related to what was then Power-One Asia Pacific Electronics Shenzhen Co. Ltd. (now Bel Power Solutions Asia Pacific Electronics Shenzhen Co. Ltd, or “BPS China”) for the years 2004 to 2006.  In September 2012, the Tax Court of Arezzo ruled in favor of BPS China and cancelled the claim.  In February 2013, the Arezzo Revenue Agency filed an appeal of the Tax Court’s ruling. The hearing of the appeal was held on October 2, 2014.  On October 13, 2014, BPS China was informed of the Regional Tax Commission of Florence ruling which was in favor of the Arezzo Revenue Agency and against BPS China.  An appeal was filed on July 18, 2015 before the Regional Tax Commission of Florence and rejected. On December 5, 2016, the Arezzo Revenue Agency filed an appeal with the Supreme Court and BPS China filed a counter-appeal on January 4, 2017. The Supreme Court rendered a judgment against BPS China in  March 2024. BPS China filed an appeal in  July 2024. The estimated liability related to this matter is approximately $12.0 million and has been included as a liability for uncertain tax positions on the accompanying consolidated balance sheets at December 31, 2025 and 2024. As Bel is fully indemnified in this matter per the terms of the stock purchase agreement with ABB, a corresponding other asset for indemnification is also included in other assets on the accompanying consolidated balance sheets at December 31, 2025 and 2024.

In connection with the Company's 2021 acquisition of EOS Power ("EOS"), there is an ongoing claim asserted with respect to EOS by the Principal Commissioner of Customs (Preventive), Mumbai related to customs duties and imposed fines and penalties dating back to 1994. The original demand was in the amount of approximately $1.4 million, of which EOS has paid $0.5 million. EOS filed an Appeal in 2016 which is pending with the Customs, Excise and Service Tax Appellate Tribunal in Mumbai related to the $0.9 million balance of the original demand net of EOS' payment. As part of the EOS acquisition agreement entered into in March 2021, the Company is entitled to be indemnified for this matter for a period of 7 years from the acquisition date. The Company is unable to determine at this time what amount, if any, may ultimately be due in connection with this claim. As such, no estimate was accrued as of  December 31, 2025.

The Company is not a party to any other legal proceeding, the adverse outcome of which is likely to have a material adverse effect on the Company's consolidated financial condition or consolidated results of operations.

20.	ACCUMULATED OTHER COMPREHENSIVE LOSS

The components of accumulated other comprehensive loss as of  December 31, 2025 and 2024 are summarized below:

	December 31,
	2025	2024
Foreign currency translation adjustment, net of taxes of ($312) at December 31, 2025 and ($312) at December 31, 2024	$(19,490)	$(21,966)
Unrealized holding gains on interest rate swap cash flow hedge, net of taxes of $0 at December 31, 2025 and $0 at December 31, 2024	906	2,729
Unrealized holding gains on marketable securities, net of taxes of ($7) at December 31, 2025 and ($7) at December 31, 2024	21	21
Unfunded SERP liability, net of taxes of $1,003 at December 31, 2025 and $1,183 at December 31, 2024	1,389	1,989

Accumulated other comprehensive loss	$(17,174)	$(17,227)

Changes in accumulated other comprehensive (loss) income by component during the years ended December 31, 2025, 2024 and 2023 are as follows.  All amounts are net of tax.

	Foreign Currency Translation Adjustment	Unrealized Gains (Losses) on Interest Rate Swap Cash Flow Hedge	Unrealized Holding Gains (Losses) on Marketable Securities	Unfunded SERP Liability		Total
Balance at January 1, 2023	$(23,107)	$5,539	$18	$1,004		$(16,546)

Other comprehensive income (loss) before reclassifications	7,221	(1,579)	1	(542)		5,101
Amounts reclassified from accumulated other comprehensive income (loss)	(537)	-	-	(55)	(a)	(592)
Net current period other comprehensive income (loss)	6,684	(1,579)	1	(597)		4,509

Balance at December 31, 2023	(16,423)	3,960	19	407		(12,037)

Other comprehensive income (loss) before reclassifications	(5,077)	(1,231)	2	1,644		(4,662)
Amounts reclassified from accumulated other comprehensive income (loss)	(466)	-	-	(62)	(a)	(528)
Net current period other comprehensive income (loss)	(5,543)	(1,231)	2	1,582		(5,190)

Balance at December 31, 2024	(21,966)	2,729	21	1,989		(17,227)

Other comprehensive income (loss) before reclassifications	2,497	(1,823)	-	(710)		(36)
Amounts reclassified from accumulated other comprehensive income (loss)	(21)	-	-	110	(a)	89
Net current period other comprehensive income (loss)	2,476	(1,823)	-	(600)		53

Balance at December 31, 2025	$(19,490)	$906	$21	$1,389		$(17,174)

(a)

This reclassification relates to the amortization of prior service costs and gains/losses associated with the Company's SERP plan.  This expense is reflected in Other income (expense), net on the accompanying consolidated statement of operations.

BEL FUSE INC. AND SUBSIDIARIES

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

(Amounts in thousands)

		Additions
	Balance at				Balance
	beginning	Charged to costs	Charged to other	Deductions	at end
Description	of period	and expenses	accounts (b)	(a)	of period

Year Ended December 31, 2025
Allowance for doubtful accounts	$1,336	$5	$(615)	$(55)	$671
Allowance for excess and obsolete inventory	$14,465	$5,825	$3,243	$(5,518)	$18,015
Deferred tax assets - valuation allowances	$1,844	$390	$-	$(177)	$2,057

Year Ended December 31, 2024
Allowance for doubtful accounts	$1,388	$(54)	$(1)	$3	$1,336
Allowance for excess and obsolete inventory	$13,655	$1,383	$406	$(979)	$14,465
Deferred tax assets - valuation allowances	$2,009	$811	$-	$(976)	$1,844

Year Ended December 31, 2023
Allowance for doubtful accounts	$1,552	$(146)	$203	$(221)	$1,388
Allowance for excess and obsolete inventory	$14,451	$3,484	$(2,461)	$(1,819)	$13,655
Deferred tax assets - valuation allowances	$4,026	$279	$-	$(2,296)	$2,009

(a) Write-offs

(b) Includes foreign currency translation adjustments